Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Sauer-Danfoss Inc.
at
$13.25 Net Per Share
by
Danfoss Acquisition, Inc.
A Wholly Owned Subsidiary of
Danfoss A/S

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, APRIL 7, 2010, UNLESS THE OFFER IS EXTENDED.

Danfoss Acquisition, Inc., a corporation organized under the laws of Delaware (the “Purchaser”), which is a wholly owned subsidiary of Danfoss A/S, a corporation organized under the laws of Denmark (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Sauer-Danfoss Inc., a Delaware corporation (the “Company”), that are not already owned by Parent and its subsidiaries (collectively, the “Danfoss Group”) at a price of $13.25 per Share net to the seller in cash, without interest and less any required withholding taxes, and on the other terms and subject to the conditions specified in this Offer to Purchase and in the letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”).

The Offer is conditioned upon, among other things, satisfaction of a non-waivable condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the aggregate number of outstanding Shares, excluding Shares beneficially owned by (a) the Danfoss Group, (b) the controlling stockholder of Parent, Bitten & Mads Clausens Fond, and (c) the respective officers and directors of each of the Purchaser, the Danfoss Group, Bitten & Mads Clausens Fond and the Company. The Offer is also subject to the condition, which, to the extent permitted by law, may be waived by the Purchaser in its sole discretion, that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by the Danfoss Group, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer. There is no financing condition to the Offer. Other conditions to the Offer are described under “The Offer — Section 12 — Conditions of the Offer.”

Parent has been informed that the special committee of the board of directors of the Company, which is comprised of non-management, independent directors, has determined, based on written assurances from Parent that the Offer will be made at the price, and on the other terms and conditions set forth in this Offer to Purchase, a copy of which has been provided to and reviewed by representatives of the special committee, to recommend to the stockholders of the Company (other than the Danfoss Group) that they accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense. This Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read both in their entirety before making a decision with respect to the Offer.

The date of this Offer to Purchase is March 10, 2010.

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:

•
If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the accompanying Letter of Transmittal and send it with your stock certificate to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer — Section 3 — Procedure for Tendering Shares.”

•
If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the accompanying Notice of Guaranteed Delivery. Please call The Altman Group, Inc., the Information Agent for the Offer, at (877) 896-3190, for assistance. See “The Offer — Section 3 — Procedure for Tendering Shares” for further details.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

*     *      *

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee.

Cautionary Note Regarding Forward-Looking Statements

This Offer to Purchase contains, in addition to historical information, certain forward-looking statements. All statements included in this Offer to Purchase concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Among other information, this Offer to Purchase contains certain financial projections prepared by the Company which constitute forward-looking statements regarding the Company’s financial condition and results of operations. Actual results could differ materially from the results discussed in these projections and in other forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the Offer are not satisfied. Additional information on these risks, uncertainties and factors is included in the documents filed by Sauer-Danfoss Inc. with the Securities and Exchange Commission; provided that any reference in such filings to the Private Securities Litigation Reform Act of 1995 shall not apply to this Offer to Purchase.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET		1

INTRODUCTION		8

SPECIAL FACTORS		11
1.	Background	11
2.	Purpose of and Reasons for the Offer; Plans for the Company	18
3.	Our Position Regarding Fairness of the Transaction	22
4.	Summary of Ladenburg Premium Analysis	27
5.	Certain Company Financial Projections	28
6.	Effects of the Offer	30
7.	Conduct of the Company’s Business if the Offer Is Not Consummated	32
8.	Dissenters’ Appraisal Rights; Rule 13e-3	32
9.	Transactions and Arrangements Concerning the Shares	33
10.	Related Party Transactions	34
11.	Interests of Certain Persons in the Offer	35

THE OFFER		37
1.	Terms of the Offer	37
2.	Acceptance for Payment and Payment for Shares	38
3.	Procedure for Tendering Shares	39
4.	Withdrawal Rights	42
5.	Certain U.S. Federal Income Tax Considerations	43
6.	Price Range of Shares; Dividends	44
7.	Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations	45
8.	Certain Information Concerning the Company	46
9.	Certain Information Concerning the Purchaser and Parent	47
10.	Source and Amount of Funds	48
11.	Dividends and Distributions	49
12.	Conditions of the Offer	49
13.	Certain Legal Matters; Regulatory Approvals	51
14.	Fees and Expenses	53
15.	Miscellaneous	54

Schedule A	Directors and Executive Officers of Parent, the Purchaser and Controlling Stockholder of Parent
Schedule B	Security Ownership of Certain Beneficial Owners
Schedule C	General Corporation Law of Delaware Section 262 Appraisal Rights
Schedule D	Ladenburg Premium Analysis
Schedule E	2010 through 2012 Consolidated Financial Projections of the Company

SUMMARY TERM SHEET

Danfoss Acquisition, Inc., a Delaware corporation (referred to in this Offer to Purchase as “we,” “us,” “our,” or the “Purchaser”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Sauer-Danfoss Inc. (the “Company”) not owned by us and certain of our affiliates for $13.25 per share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet.

Who is offering to buy my securities?

Our name is Danfoss Acquisition, Inc. We are a Delaware corporation formed for the purpose of making this tender offer. We do not currently own any shares of the Company’s common stock. We are a wholly owned subsidiary of Danfoss A/S, a corporation organized under the laws of Denmark. Danfoss A/S and its subsidiaries collectively own approximately 75.7% of the outstanding shares of the Company’s common stock. See “The Offer — Section 9 — Certain Information Concerning the Purchaser and Parent.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding shares of common stock of the Company not owned by Danfoss A/S and its subsidiaries. See “Introduction.”

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay $13.25 per share of the Company’s common stock, net to the seller in cash, without interest and less applicable withholding taxes. If you are the record holder of shares (i.e., a stock certificate has been issued to you) and you directly tender your shares by returning the completed Letter of Transmittal and your share certificate to the Depositary, you will not have to pay brokerage fees or similar expenses. If you hold shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things:

•
there being validly tendered and not withdrawn prior to the expiration of the offer a number of shares of common stock representing at least a majority of the outstanding shares, excluding shares owned by us and our affiliates, including (a) Danfoss A/S and its subsidiaries, (b) the controlling stockholder of Danfoss A/S, Bitten & Mads Clausens Fond, and (c) our and our affiliates’ respective officers and directors and the officers and directors of the Company; we refer to this condition as the “majority of the minority condition”; and

•
there being validly tendered and not withdrawn prior to the expiration of the offer a number of shares of common stock that, when added to the number of shares already owned by us and Danfoss A/S and its subsidiaries, represents at least 90% of the shares of common stock of the Company outstanding immediately prior to the expiration of the offer; we refer to this condition as the “90% condition.”

The offer is not subject to any financing condition. The majority of the minority condition is not waivable. Each other condition, including the 90% condition, may, to the extent permitted by applicable law, be waived by us in our sole discretion. More information concerning these and any other conditions to the offer are described under “The Offer — Section 12 — Conditions of the Offer.”

Do you have interests in the offer that are different from my interests as a stockholder of the Company?

Yes. Our interests and our affiliates’ interests in the offer (and any subsequent merger) are different from those of stockholders being asked to tender their shares. In particular, our financial interests with regard to the price to be paid in the offer (and any subsequent merger) are adverse to the interests of stockholders being asked to sell their shares. Also, if you sell shares in the offer or your shares are converted to cash in any subsequent merger, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, we will benefit from any future increase in the value of the Company, as well as bear the burden and risks of any future decrease in the value of the Company. See “Special Factors — Section 2 — Purpose of and Reasons for the Offer; Plans for the Company” and “Special Factors — Section 11 — Interests of Certain Persons in the Offer.”

What is your position as to the fairness of the transaction?

We believe that the transaction is fair to the Company’s stockholders who are not affiliated with us, based upon the factors set forth under “Special Factors — Section 3 — Our Position Regarding Fairness of the Transaction.”

What is the market value of my shares as of a recent date?

On March 8, 2010, the last sale price of the Company’s common stock reported on the New York Stock Exchange, or the NYSE, was $12.35 per share. On December 18, 2009, the last full trading day before we notified the board of directors of the Company of our intention to commence the offer, the last sale price of the Company’s common stock reported on the NYSE was $8.44 per share. On September 21, 2009, the last trading day three months prior to our notification to the board of directors of the Company of our intention to commence the offer, the last sale price of the Company’s common stock reported on the NYSE was $6.87 per share. The following table sets forth for the periods indicated in 2009 and 2010 the intraday high and low sale prices per share on the NYSE as reported in published financial sources:

	High	Low
2009
First Quarter	$10.13	$2.43
Second Quarter	7.08	2.37
Third Quarter	8.19	4.50
Fourth Quarter	12.68	6.71
2010
First Quarter (through March 8, 2010)	$12.70	$11.10

You should obtain a recent quotation for your shares of common stock prior to deciding whether or not to tender. See “The Offer — Section 6 — Price Range of Shares; Dividends” for additional information, including two full years of quarterly intraday high and low sale prices per share on the NYSE as reported in published financial sources.

Do you have the financial resources to pay for the shares?

Yes. We estimate that we will need approximately $156 million to purchase all shares of common stock of the Company validly tendered in the offer, to pay related fees and expenses and to pay the consideration for the acquisition of all the shares of the Company that are not tendered in the offer, and to satisfy equity awards required to be paid out in connection with the offer or the second step merger, if any. Danfoss A/S will provide all of such funds. The offer is not subject to a financing condition. Danfoss A/S plans to obtain the necessary funds through a combination of bank borrowings, including through a credit facility that it has with Danske Bank A/S, and cash on hand.

We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because: (i) the purchase price is payable solely in cash, (ii) we will have sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the acquisition of all common shares of the Company that are not tendered in the offer, which will occur following the successful completion of the offer and (iii) consummation of the offer is not subject to any financing condition.

See “The Offer — Section 10 — Source and Amount of Funds.”

Will the offer be followed by a merger if all the shares are not tendered in the offer?

If, following the consummation of the offer, we and Danfoss A/S and its subsidiaries own 90% or more of the outstanding shares of the Company, we intend to consummate a merger with the Company in which all remaining public stockholders would receive the same price per share as was paid in the offer, without interest, subject to appraisal rights for those stockholders who properly perfect and exercise such rights under Delaware law.

If, upon final expiration of the offer, the 90% condition has not been met, we will, in our sole discretion, either elect not to consummate the purchase or, if the majority of the minority condition has been met, waive the 90% condition and acquire the tendered shares. If we elect not to consummate the purchase, we would thereafter review our options. These options include taking no further action and making no additional purchases of shares, purchasing shares from time to time in the open market or in privately negotiated transactions, making a new offer, seeking to negotiate a merger or other business combination with the Company or considering recapitalizing the Company which could include converting a portion of the debt owed to Danfoss A/S by the Company into equity securities of the Company. If we elect to waive the 90% condition and acquire the tendered shares, we intend as soon as practicable thereafter to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per share as was paid in the offer provided that (i) we and our affiliates have not otherwise acquired at least 90% of the outstanding shares of the Company (in which case we would consummate a short-form merger) and (ii) the Company agrees to enter into such a merger agreement with us containing terms and conditions reasonably acceptable to both the Company and us. Except with respect to any such merger transaction, no assurance can be given as to whether we would seek to acquire additional shares or as to the price per share that may be paid in any such future acquisition of shares or the effect any such actions could have on the trading price of the shares. See “Special Factors — Section 6 — Effects of the Offer” and “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.”

Is this the first step in a going-private transaction?

Yes. The purpose of the offer is to acquire as many of the publicly-held shares as possible as a first step in acquiring the entire equity interest in the Company. If we are successful, the Company will no longer be publicly owned, will cease to be listed on the NYSE and will cease to be required to make filings with the Securities and Exchange Commission, or the SEC, and to comply with the SEC rules relating to public companies. See “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.”

Have you held discussions with the Company and what does the special committee of the Company think of the offer?

Yes, we and our agents have held several discussions with the special committee of the Company’s board of directors, which is acting on behalf of the Company, and the special committee’s agents about the offer following our initial communication to the Company on December 21, 2009, when we notified by telephone the Chief Executive Officer of the Company and the Chairman of the Special Committee of the Company’s board of directors that we intended to make an offer directly to the stockholders of the Company to purchase their shares for $10.10 per share, net to the seller in cash.

Following discussions between our agents and the agents of the special committee, the advisors of the special committee informed our agents that the special committee, on behalf of the board of directors of the Company, has determined, based on written assurances from Danfoss A/S that the offer will be made at the price, and on the other terms and conditions set forth in this Offer to Purchase, to recommend to the stockholders of the Company (other than Danfoss A/S and its affiliates) that they accept the offer to tender their shares to the Purchaser.

See “Introduction” and “Special Factors — Section 1 — Background.”

If I decide not to tender, how will the offer affect my shares?

Our purchase of shares pursuant to the offer will reduce the number of shares of the Company’s common stock that might otherwise trade publicly and may reduce the number of holders of shares, which could affect the liquidity and market value of the remaining shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the shares or whether it would cause future market prices to be greater or less than the price paid in the offer. Depending upon the number of shares purchased pursuant to the offer, the Company’s common stock may no longer meet the standards for continued listing on the NYSE. Depending on similar factors, the Company may cease making filings with the SEC and being required to comply with the SEC rules relating to public companies. See “Special Factors — Section 6 — Effects of the Offer” and “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.”

If the offer is consummated and we own 90% of the shares of the Company’s common stock, we will consummate a short-form merger in which stockholders not tendering in the offer will receive for their shares in the short-form merger the same per share consideration paid to tendering stockholders in the offer, subject to the appraisal rights of any stockholders who properly perfect and exercise such rights under Delaware law. If, upon final expiration of the offer, the 90% condition has not been met, we will, in our sole discretion, either elect not to consummate the offer or, if the majority of the minority condition has been met, waive the 90% condition and acquire the tendered shares. If we elect not to consummate the purchase, we would thereafter review our options. If we elect to waive the 90% condition and acquire the tendered shares, we intend as soon as practicable thereafter to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per share as was paid in the offer provided that (i) we and our affiliates have not otherwise acquired at least 90% of the outstanding shares of the Company (in which case we would consummate a short-form merger) and (ii) the Company agrees to enter into such a merger agreement with us containing terms and conditions reasonably acceptable to both the Company and us. Except with respect to any such merger transaction, no assurance can be given as to whether we would seek to acquire additional shares or as to the price per share that may be paid in any such future acquisition of shares or the effect any such actions could have on the trading price of the shares.

If the offer is not consummated, we will evaluate our options with respect to the Company. These options include doing nothing, purchasing shares from time to time in the open market or privately negotiated transactions, making a new tender offer, seeking to negotiate a merger or other business combination with the Company or considering recapitalizing the Company, which could include converting a portion of the debt owed to Danfoss A/S by the Company into equity securities of the Company. No assurance can be given as to whether we would seek to acquire additional shares or as to the price per share that may be paid in any such future acquisition of Company shares or the effect any such actions could have on trading price of the Company’s common stock. See “Special Factors — Section 6 — Effects of the Offer” and “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.”

How long do I have to decide whether to tender in the offer?

You have until the expiration of the offer to tender. The offer currently is scheduled to expire at 5:00 p.m., New York City time, on April 7, 2010, although it may be extended from time to time, in which case we will make a public announcement.

We may elect to provide a “subsequent offering period.” A subsequent offering period, if provided, will be an additional period of time, beginning after we have purchased shares tendered in the offer, during which stockholders may tender their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer — Section 1 — Terms of the Offer.”

Can the offer be extended and how will I be notified if the offer is extended?

We may, in our sole discretion, extend the offer at any time or from time to time for any reason, subject to applicable laws. If we decide to extend the offer, we will inform American Stock Transfer & Trust Company, LLC, the Depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the offer was scheduled to expire. If we extend the offer, we will delay the acceptance of any shares that have been tendered until the end of the extension period. We can also amend the offer in our sole discretion or terminate the offer under certain circumstances. See “The Offer — Section 1 — Terms of the Offer.”

In addition, after the expiration of the offer, if all of the conditions to the offer have been satisfied or waived (where permissible) but not all of the shares of common stock of the Company not held by us or our affiliates have been tendered, we may, but are not obligated to, give stockholders a further opportunity to tender at the same price in a subsequent offering period. See “The Offer — Section 1 — Terms of the Offer.”

How do I tender my shares?

If you wish to accept the offer, this is what you must do:

•
If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the accompanying Letter of Transmittal and send it with your stock certificate to American Stock Transfer & Trust Company, LLC, the Depositary for the offer. These materials must reach American Stock Transfer & Trust Company, LLC prior to the expiration of the offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer — Section 3 — Procedure for Tendering Shares.”

•
If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the offer, you may be able to tender your shares using the accompanying Notice of Guaranteed Delivery. Please call The Altman Group, Inc., the Information Agent for the offer, at (877) 896-3190 for assistance. See “The Offer — Section 3 — Procedure for Tendering Shares.”

•
If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered. See “The Offer — Section 3 — Procedure for Tendering Shares.”

Until what time can I withdraw tendered shares?

You may withdraw your previously tendered shares at any time until the offer has expired and, if we have not accepted your shares for payment by May 10, 2010, you may withdraw them at any time after that date up until the time we accept shares for payment. This right to withdraw will not apply to shares tendered in any subsequent offering period, if one is provided. See “The Offer — Section 4 — Withdrawal Rights.”

How do I withdraw tendered shares?

To withdraw tendered shares, you must deliver a written notice of withdrawal, which includes all required information, to American Stock Transfer & Trust Company, LLC, the Depositary for the offer, while you have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. See “The Offer — Section 4 — Withdrawal Rights.”

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all shares of the Company’s common stock validly tendered and not withdrawn promptly after the expiration of the offer. However, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for shares until satisfaction or waiver (where permissible) of all conditions to the offer relating to governmental or regulatory approvals. See “The Offer — Section 2 — Acceptance for Payment and Payment for Shares.”

We will pay for your shares by depositing the purchase price with American Stock Transfer & Trust Company, LLC, the Depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of such shares, a properly completed and duly executed Letter of Transmittal and any other required documents. See “The Offer — Section 2 — Acceptance for Payment and Payment for Shares.”

Are appraisal rights available in either the offer or any subsequent merger?

Appraisal rights are not available in connection with the offer.

However, if following the completion of the tender offer a merger is consummated, appraisal rights will be available to holders of shares at the time of the merger who have not voted in favor of the merger, and who demand appraisal of their shares and otherwise comply with the applicable statutory procedures under Delaware law. See “Special Factors — Section 8 — Dissenters’ Appraisal Rights; Rule 13e-3.”

What are the U.S. federal income tax consequences of participating in the offer?

In general, your receipt of cash in exchange for shares of the Company’s common stock pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “The Offer — Section 5 — Certain U.S. Federal Income Tax Considerations.”

Whom can I talk to if I have questions about the offer?

You can call The Altman Group, Inc., the Information Agent for the offer, at (877) 896-3190. See the back cover of this Offer to Purchase.

To the Stockholders of Sauer-Danfoss Inc.:

INTRODUCTION

Danfoss Acquisition, Inc. (the “Purchaser;” referred to in this Offer to Purchase as “we,” “us,” “our,” etc.), a Delaware corporation and wholly owned subsidiary of Danfoss A/S, a corporation organized under the laws of Denmark (“Parent”), is offering to purchase all outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Sauer-Danfoss Inc., a Delaware corporation (the “Company”), not owned by Parent and its subsidiaries (the “Danfoss Group”) for $13.25 per Share (the “Offer Price”), net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Stockholders who have Shares registered in their own names and tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if it charges any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary, Ladenburg Thalmann & Co. Inc. (“Ladenburg”), who provided certain limited financial consulting services, and The Altman Group, Inc. (the “Information Agent”) incurred in connection with the Offer. See “The Offer — Section 14 — Fees and Expenses.”

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the outstanding Shares, excluding Shares owned by us and our affiliates, including (a) the Danfoss Group, (b) the controlling stockholder of Parent, Bitten & Mads Clausens Fond, and (c) our and our affiliates’ respective officers and directors and the officers and directors of the Company (the “Majority of the Minority Condition”) and (ii) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by the Purchaser and the Danfoss Group, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer (the “90% Condition”). The Offer is also subject to other conditions set forth in this Offer to Purchase. There is no financing condition to the Offer. The Majority of the Minority Condition is non-waivable. However, the Purchaser expressly reserves the right, to the extent permitted by applicable law, to waive any other term or condition of the Offer, including the 90% Condition, in its sole discretion. See “The Offer — Section 1 — Terms of the Offer” and “The Offer — Section 12 — Conditions of the Offer.”

According to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Company Form 10-K”), filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2010, 48,389,406 Shares were outstanding as of March 1, 2010. As of the date of this Offer to Purchase, the Danfoss Group owns 36,629,787 Shares representing approximately 75.7% of the outstanding Shares. Except as set forth on Schedule B to this Offer to Purchase, none of us, our affiliates including the Danfoss Group and the controlling stockholder of Parent, Bitten & Mads Clausens Fond, and any of our or our respective affiliates’ officers and directors, including the officers and directors of the Danfoss Group and the Bitten & Mads Clausens Fond and, to our knowledge based on information filed with the SEC described below, the officers and directors of the Company, beneficially owns any Shares.

Based on information contained in the Company’s Definitive Proxy Statement for its June 11, 2009, Annual Meeting of Stockholders, filed with the SEC on April 29, 2009 (the “Company Proxy”) and Forms 3 and 4 filed with the SEC by the Company’s directors and executive officers since that time, we believe, as set forth in Schedule B, that we and or our affiliates, including (a) the Danfoss Group, (b) the controlling stockholder of Parent, Bitten & Mads Clausens Fond, and (c) our and our affiliates’ respective officers and directors and the officers and directors of the Company, beneficially own approximately 36,880,022 Shares.

Based on the foregoing, we believe that, as of March 8, 2010, there were 11,509,384 Shares outstanding, excluding Shares owned by us and our affiliates and our and our affiliates’ respective officers and directors and the officers and directors of the Company. Accordingly, we believe that (a) the Majority of the Minority Condition would be satisfied if 5,754,692 Shares are validly tendered and not withdrawn prior to the expiration of the Offer and (b) the 90% Condition would be satisfied if at least 6,920,679 Shares were validly tendered and not withdrawn prior to the expiration of the Offer. These estimates are based solely on publicly available information and on assumptions that may change by the time of the expiration of the Offer. We have not verified this share capitalization information with the Company and the actual number of Shares necessary to satisfy the Majority of the Minority Condition and the 90% Condition may be different. For purposes of calculating the Majority of the Minority Condition, Shares held by the Company in treasury or by any subsidiary of the Company are not considered to be outstanding.

The purpose of the Offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in the Company. If, following consummation of the Offer, we and the Danfoss Group own, directly or indirectly, at least 90% of the outstanding Shares, then, as soon as reasonably practicable thereafter, the Danfoss Group intends to contribute all of its Shares to the Purchaser and cause the Purchaser and the Company to consummate, unless it is not lawful to do so, a “short-form” merger under Delaware law in which all Shares held by stockholders other than the Purchaser would be converted into the right to receive cash equal to the same price per Share as was paid in the Offer, without interest (subject to appraisal rights for those stockholders that properly perfect and exercise such rights under Delaware law). See “Special Factors — Section 6 — Effects of the Offer.”

If, upon final expiration of the Offer, the 90% Condition has not been met, we will, in our sole discretion, either elect not to consummate the Offer or, if the Majority of the Minority Condition has been met, waive the 90% Condition and acquire the tendered Shares. In either case, we would thereafter review our options. These options include taking no further action and purchasing no additional Shares, purchasing Shares from time to time in the open market or in privately negotiated transactions, making a new offer, seeking to negotiate a merger or other business combination with the Company or considering recapitalizing the Company, which could include converting a portion of the debt owed to Parent by the Company into equity securities of the Company. If we elect to waive the 90% Condition and acquire the tendered Shares, we intend as soon as practicable thereafter to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer provided that (i) we and our affiliates have not otherwise acquired at least 90% of the outstanding Shares of the Company (in which case we would consummate a short-form merger) and (ii) the Company agrees to enter into such a merger agreement with us containing terms and conditions reasonably acceptable to both the Company and us. Except with respect to any such merger transaction, no assurance can be given as to whether we would seek to acquire additional Shares or as to the price per share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares. See “Special Factors — Section 6 — Effects of the Offer.”

On December 22, 2009, following our announcement that morning of our intention to make an offer of $10.10 per Share, the Company issued a press release in which it advised stockholders to take no action with respect to the Offer until they have been advised of the Company’s position and that it will take a position with respect to the Offer in accordance with applicable legal requirements.

A special committee (the “Special Committee”) of the Company’s board of directors (the “Board”) had been established in September 2009 to act on behalf of the Board in connection with certain issues arising from the relationship between Parent and the Company, including acting on behalf of the Board in negotiations with Parent regarding the New Credit Agreement discussed below. The Special Committee consists of three non-management, independent members of the Board, including two members who were nominated to the Board by Parent but are not affiliated with Parent, us or any of our affiliates. See “Special Factors — Section 1 — Background” and “Special Factors — Section 10 — Related Party Transactions.” Following the announcement of our intention to make an offer, the Board, acting by unanimous written consent dated December 30, 2009, revised the authority granted to the Special Committee, to clarify the Special Committee’s powers to respond to, and otherwise act on behalf of the Board with respect to, the Offer. Specifically, the Special Committee was authorized to evaluate the Offer and any subsequent merger, determine whether to recommend or not recommend our Offer to acquire the Shares, to evaluate any alternative transaction that may arise during the course of the Offer and any subsequent merger, including any competing offer for the Company’s stock or assets or to merge or consolidate with the Company, to monitor and participate on behalf of the Company in any negotiations with respect to the Offer, any subsequent  merger or any alternative transaction, to make a recommendation to the Board, to the extent Board approval is required, regarding the terms of the Offer, any subsequent merger or any alternative transaction and to take all such other actions on behalf of the Company as may lawfully be delegated to a committee of the board of directors of a Delaware corporation under the Delaware General Corporation Law (“Delaware Law”). The Special Committee was further authorized to retain, at the Company’s expense, advisors including legal counsel and investment bankers. The Special Committee has retained Kirkland & Ellis, LLP (“K&E”) and Lazard Freres & Co. LLC (“Lazard”), in those respective capacities. See “Special Factors — Section 1 — Background” and “Special Factors — Section 10 — Related Party Transactions.”

Parent has been informed that the Special Committee, on behalf of the Board, has determined, based on written assurances from Parent that the Offer will be made at the price, and on the other terms and conditions set forth in this Offer to Purchase, to recommend to the stockholders of the Company (other than the Danfoss Group) that they accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

We expect that the Company’s formal response to the Offer will be made in a Solicitation / Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the SEC and provided to the Company’s stockholders.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s stockholders. Any such solicitation will be made only pursuant to a separate proxy solicitation and/or consent solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read both in their entirety before you make a decision with respect to the Offer.

SPECIAL FACTORS

1.    Background.

Parent’s Acquisition of a Controlling Interest in the Company. In early 2000, Parent and certain of its affiliates reached an agreement with the Company’s predecessor and certain affiliates of Klaus Murmann (“Murmann”), the founder of Sauer Getriebe, the Company’s predecessor, pursuant to which Parent contributed the business of Danfoss Fluid Power to the Company in exchange for newly issued shares of common stock of the Company. As a result of the transaction, Parent and a holding company controlled by Murmann, Sauer Holding GmbH, a limited liability company organized under the laws of Germany (“Sauer”), each owned approximately 37% of the issued and outstanding shares of common stock of the Company and jointly controlled the Company based on understandings and governance mechanisms set forth in a Joint Venture Agreement, dated January 22, 2000, as amended on February 22, 2000 (the “Joint Venture Agreement”), among Parent, Sauer and Danfoss Murmann Holding A/S, a corporation organized under the laws of Denmark (the “Holding Company”).

On July 11, 2008, Parent acquired from Sauer: (i) 8,358,561 shares of the Company’s common stock and (ii) all of Sauer’s interest in the Holding Company, giving Parent sole ownership of the 18,241,962 shares of the Company’s common stock held by the Holding Company. As a result of the consummation of this transaction (the “2008 Share Purchase Transaction”), Parent’s ownership stake in the Company increased to approximately 54% and there was a change in control of the Company, as control of a majority of the issued and outstanding shares of the Company’s common stock was shifted from joint control by Sauer and Parent to the sole control of Parent.

Concurrently with the consummation of the 2008 Share Purchase Transaction, Parent, Sauer and certain of its affiliates entered into a Stockholders Agreement (the “Stockholders Agreement”) that replaced the Joint Venture Agreement in governing the rights and obligations of the parties with respect to their ownership and control of the Company and the common stock that they held. Under the Stockholders Agreement, Sauer granted to Parent the right to purchase from it (via exercise of a call option), and Parent granted to Sauer the right to sell to Parent (via exercise of a put option), the remaining 10,029,264 shares of common stock held by Sauer, in two equal tranches of 5,014,632 shares each during an agreed upon period in 2010 and 2012, respectively. The minimum purchase price for the shares subject to the options was set at a floor of no less than $29.67 per share and a ceiling of no more than $49.45 per share. The exact price within that range was to be determined based on the operating income and net debt level of the Company. Under the Stockholders Agreement, Parent had the right, at any time, to accelerate its exercise of either or both tranches of its call option and to purchase the shares of common stock at a fixed price of $49.45 per share. Sauer, on the other hand, was entitled, in the event of certain merger or acquisition transactions, to accelerate its exercise of either or both tranches of its put option and to sell the shares of common stock to Danfoss at a price equal to $29.67 or $39.56 per share (depending on the identity of the entity involved in the transaction giving rise to the acceleration right).

In addition, under the Stockholders Agreement, the Board size was set at ten members and Sauer possessed nomination rights with respect to two members (one independent and one non-independent) and Parent possessed nomination rights with respect to eight members (two independent and six non-independent). The determination of independence with respect to each party’s nominees was to be made by the Board in accordance with the rules of the NYSE. Certain contractual rights of Sauer and Parent under the Joint Venture Agreement with respect to the former Nominating Committee of the Board were terminated and, concurrently with the closing of the 2008 Share Purchase Transaction, the Board voted to abolish the Nominating Committee and Executive Committee of the Board.

Also in connection with the closing of the 2008 Share Purchase Transaction, the Company’s Board and stockholders approved amendments of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws (together, the “Charter Documents”). The amendments resulted in: (A) the removal of provisions requiring approval of (x) 80% of the Company’s stockholders for the amendment of the Charter Documents (replacing such approval threshold with a simple majority threshold) and (y) 80% of the Board for the Company’s entry into certain extraordinary corporate transactions, the appointment or removal of certain key executive officers of the Company or the approval of the Company’s annual business plan; and (B) the removal of provisions relating to the appointment of a Nominating Committee of the Board.

Thereafter, on October 30, 2009, Parent and Sauer entered into a Share Purchase Agreement (the “2009 Share Purchase Transaction”) pursuant to which Parent acquired at a price of $16.00 per share the 10,029,264 shares of Company common stock that had been subject to the put and call options under the Stockholders Agreement. This price represented a significant, negotiated discount to the price range originally agreed upon between the parties for the purchase of these shares pursuant to the put and call options and was not related to the then-current market price of the shares. Concurrently with the consummation of the 2009 Share Purchase Transaction, the Stockholders Agreement was terminated. The termination of the Stockholders Agreement resulted in the cancellation of the rights of the parties thereunder, including the respective rights of the parties under the put and call options. In addition, the rights of the parties under the Stockholders Agreement with respect to director nominations as well as certain drag-along and tag-along rights were terminated. As a result of the 2009 Share Purchase Transaction, the Danfoss Group now owns approximately 75.7% of the outstanding shares of common stock of the Company and currently exercises control over the Company.

Debt Arrangements Between Parent and the Company. In December 2008, the Company borrowed $50 million from Parent. The unsecured term loan had a maturity date of December 9, 2011, and bore interest at an annual rate of 4.02%. The Company paid a facility fee of 10 basis points.

In March 2009, the Company entered into a Multicurrency Term Loan and Revolving Credit Facilities Agreement with Parent. Under the credit facility the Company was able to borrow up to $490 million. Borrowings under the credit facility bore interest at LIBOR, CIBOR or EURIBOR, plus a margin of 8.0%. The credit facility was scheduled to mature on September 30, 2010. The Company paid an upfront facility fee of 1.75% and a commitment fee of 4% per annum on any undrawn portion of the facility. Proceeds from these borrowings were used to repay indebtedness of the Company to third parties and for working capital.

On November 9, 2009, the Company entered into a new Credit Agreement (the “New Credit Agreement”) with Parent. The Company’s entry into the New Credit Agreement was approved by the Special Committee, represented by its own legal counsel, K&E. Pursuant to the New Credit Agreement, the prior $490 million credit facility and the $50 million Parent loan were terminated and replaced by a new, unsecured revolving credit facility that permits the Company to borrow up to $690 million from Parent. The Company’s borrowings under the New Credit Agreement are due and payable in full on April 29, 2011. The New Credit Agreement contains no financial covenants but it does contain a number of affirmative and negative covenants that, among other things, require the Company to obtain the consent of Parent prior to engaging in certain types of transactions. The principal amount outstanding under the New Credit Agreement bears interest at a rate equal to the U.S. prime rate or LIBOR, as in effect at times specified in the New Credit Agreement, plus 10.0%. The Company paid a closing fee of $2 million to Parent and pays a commitment fee of 4% per annum, payable quarterly on the average daily unused portion of the $690 million credit facility during such quarter. The New Credit Agreement contains customary representations and warranties regarding the Company and its business and operations. It also sets forth a number of events of default for, among other things, failure to pay principal or interest, breaches of representations, warranties and covenants and various events relating to the bankruptcy or insolvency of the Company or its subsidiaries. The balance under the New Credit Agreement at December 31, 2009 was $140.85 million and the loans had a weighted average interest rate of 10.3%, in addition to term loans thereunder of 92 million Euro (approximately $132 million) and $200 million which accrue interest at an annual rate of 11.8% and 11.4%, respectively.

Determination to Make an Offer to Stockholders to Purchase All Outstanding Shares. As part of its regular review of the Danfoss Group’s business, Parent’s senior management reviews Parent’s long-term strategic goals on an ongoing basis, including establishing and monitoring strategic imperatives and assessing the impact of general economic and industry developments including, with respect to the Company, the decline in demand for the Company’s products, maintaining good relationships with the Company’s customers and suppliers, the ability of the Company to access the credit and capital markets to fund its business needs, the impact of the Company’s balance sheet on its relationship with customers and suppliers, the continued importance of innovation and the increasing importance of scale and efficiencies within the industry. As part of this process, Parent’s senior management regularly considers potential opportunities for business combinations, acquisitions, financings, dispositions, joint ventures, strategic partnerships, internal restructurings and other strategic alternatives.

Parent has concluded that 100% ownership of the Company would allow the Danfoss Group to improve operational efficiency by reducing complexity and increasing scale, while enhancing the combined organization’s ability to produce products to meet market demand, as well as enhancing the Company’s balance sheet. In Parent’s opinion, there would be a number of benefits to the Danfoss Group and to the Company that would follow from the Company becoming 100% owned by Parent. See “Special Factors — Section 2 — Purpose of and Reasons for the Offer; Plans for the Company.”

In November 2009, Parent began working with Ladenburg as its financial consultant and Reed Smith LLP (“Reed Smith”), its long-standing U.S. counsel, in connection with exploring a possible going-private transaction with the Company as the target. Prior to this time, Ladenburg had provided financial advice to Parent from time to time beginning in April 2009 and had provided certain financial advice to Parent beginning in September 2009 in connection with the 2009 Share Purchase Transaction. Beginning in November 2009, Parent’s management held a series of discussions with its advisors regarding different approaches to a going private transaction. In the end, Parent’s management concluded that a tender offer directly to the Company’s stockholders for the shares of Common Stock of the Company followed by a short-form merger would be preferable to other potential structures, such as a merger transaction negotiated with the Company followed by a stockholder vote. On December 16, 2009, Parent’s Board of Directors authorized Parent’s management to continue to explore its opportunities. See “Special Factors — Section 2 — Purpose of and Reasons for the Offer; Plans for the Company.”

Initial Proposed Offer. On Monday, December 21, 2009, Parent’s Executive Committee decided to proceed with a proposal to acquire all of the outstanding Shares not owned by the Danfoss Group for $10.10 per Share in cash by means of a tender offer. At approximately 11:00 a.m. New York City time on December 21, 2009, Parent notified by telephone the Chairman of the Special Committee of the Company’s Board that it intended to make an offer directly to the stockholders of the Company to purchase their Shares for $10.10 per Share, net to the seller in cash. Immediately afterward, Parent also notified by telephone the Chief Executive Officer of the Company. In each call, Parent further informed them that if, upon consummation of the Offer, it and its affiliates hold at least 90% of the outstanding shares of the Company, Parent intended to consummate a merger with the Company in which all remaining public stockholders would receive the same price per share as was paid in the Offer, without interest, subject to appraisal rights of any stockholders who properly perfect and exercise such rights under Delaware law. Parent also informed each of them that Parent’s sole interest was to acquire the Shares of the Company that it did not already own and that it had no interest in a disposition of its controlling interest in the Company or in any other strategic transaction involving the Company other than the proposed Offer.

After notifying the Chief Executive Officer and the Chairman of the Special Committee, Parent sent a letter to all of the members of the Company’s Board that summarized the content of the earlier phone call. The next morning, prior to the opening of the NYSE on Tuesday, December 22, 2009, Parent issued a press release making this information public.

Negotiations with Special Committee Regarding Offer Price and Commencement of the Offer. On the evening of December 22, 2009, the Company issued a press release confirming receipt of the letter from Mr. Christiansen which indicated that Parent intended to undertake the Offer. The press release advised stockholders that the Special Committee had been established to consider the Offer and that K&E had been engaged to represent the Special Committee, and advised the stockholders of the Company to take no action with respect to the Offer until they have been advised of the Company’s position. The Special Committee consists of Johannes F. Kirchhoff, F. Joseph Loughrey and Steven H. Wood. The Board appointed Mr. Loughrey as Chairman of the Special Committee. All of the members of the Special Committee are directors of the Company and are neither employees of the Company nor current or former employees or directors of Parent. Messrs. Loughrey and Wood had been appointed by Parent pursuant to the Stockholders Agreement as independent directors each of whom satisfied applicable NYSE listing standards with respect to independence.

On December 30, 2009, the Board, acting by unanimous written consent dated December 30, 2009, revised the authority granted to an existing Special Committee to clarify the Special Committee’s powers to respond to, and otherwise act on behalf of the Board with respect to, the Offer. Specifically, the Special Committee was authorized to evaluate the Offer and any subsequent merger, determine whether to recommend or not recommend our Offer to acquire the Shares, to evaluate any alternative transaction that may arise during the course of the Offer and any subsequent merger, including any competing offer for the Company’s stock or assets or to merge or consolidate with the Company, to monitor and participate on behalf of the Company in any negotiations with respect to the Offer, any subsequent merger or any alternative transaction, to make a recommendation to the Board, to the extent Board approval is required, regarding the terms of the Offer, any subsequent merger or any alternative transaction and to take all such other actions on behalf of the Company as may lawfully be delegated to a committee of the board of directors of a Delaware corporation under Delaware Law. The Special Committee was further authorized to retain, at the Company’s expense, advisors including counsel and investment bankers, and the Special Committee has retained K&E and Lazard in those respective capacities. The Special Committee, which consists of three members of the Board, including two members who were nominated to the Board by Parent but are not otherwise affiliated with us or any of our affiliates, had originally been established in September 2009 to represent the Board in negotiations with Parent regarding the New Credit Agreement discussed below. See “Special Factors — Section 10 — Related Party Transactions.”

On Wednesday, January 6, 2010, Reed Smith informed the general counsel of the Company that the Purchaser would be required to disclose certain non-public information it possessed in connection with the Offer. Later that day, K&E contacted Reed Smith to express the Special Committee’s concerns regarding disclosure of information that could be advantageous to competitors of the Company, as well as information that may be inaccurate or out of date as a result of the passage of time. After discussing these concerns with its advisors on Thursday, January 7, 2010, and in order to allow sufficient time to understand the Special Committee’s concerns and to explore resolution of the matter, Parent and the Purchaser determined to initially delay the Offer. On Friday, January 8, 2010, at approximately 7:30 a.m. New York City time, Parent issued a press release informing stockholders that the Offer would be delayed and undertaking to inform stockholders should the delay be longer than one week.

On Saturday, January 9, 2010, Reed Smith provided to K&E copies of the materials that the Purchaser had proposed to include in its tender offer materials. On Monday, January 11, 2010, K&E sent a letter to Reed Smith requesting that these materials not be disclosed until permission had been granted by the Special Committee.

On the afternoon of January 13, 2010, K&E and Reed Smith spoke by telephone regarding the Special Committee’s concerns with respect to, among other things, the disclosure of non-public financial and budget information regarding the Company’s 2009 and 2010 fiscal years. During this call, K&E informed Reed Smith that the Special Committee was working diligently to assess the Offer, and indicated that Lazard would be in a better position to advise the Special Committee with respect to the terms of the Offer by the middle of the following week.

Following the telephone call between Reed Smith and K&E, Niels Christiansen, the Chief Executive Officer of Parent, separately discussed the matter with Mr. Loughrey, the Chairman of the Special Committee. Mr. Christiansen, in that call, also indicated to Mr. Loughrey that Parent was willing to discuss the terms of the Offer with the Special Committee.

On Thursday, January 14, 2010, Parent determined to delay the commencement of the Offer until Lazard and the Special Committee had had an opportunity to discuss the terms of the Offer and also to permit the parties an opportunity to discuss the terms of the Offer to determine whether they could agree on an offer price that the Special Committee could recommend to stockholders. Accordingly, on Friday, January 15, 2010, at approximately 8:00 a.m. New York City time, Parent issued a press release to inform stockholders that there would be an additional delay in the launch of the Offer.

On Thursday, January 21, 2010, at the direction of Parent and the Purchaser, Ladenburg met with Lazard in New York City to be apprised of Lazard’s views with respect to valuation methodologies employed by Lazard to advise the Special Committee respect to the Offer. During the course of this meeting, Lazard informed Ladenburg that in performing its valuation work regarding the Company, Lazard had received from the Company’s management, and was relying upon, updated financial projections for the Company covering the period from 2010 to 2012 (the “Initial Revised Management Projections”). Because (i) the Initial Revised Management Projections had not been presented to or approved by the Board, (ii) discussions were already in progress regarding the Special Committee’s concerns with respect to disclosure of certain financial and other information as described above, (iii) Parent had formed its own independent views about the Company’s future performance prospects and (iv) the Company historically had failed to meet its own projections, Parent did not believe it would be necessary to obtain and review the Initial Revised Management Projections and instructed Ladenburg to decline to receive a copy of the Initial Revised Management Projections at that time. The meeting focused on a discussion of the valuation methodologies employed by Lazard. Lazard declined to discuss a specific offer price or price range that would be acceptable to the Special Committee, other than to indicate that such a range would not go as low as $10.10 per Share nor as high as $20.00 per Share. Ladenburg then reported to Reed Smith and Parent regarding the discussions which occurred at the meeting.

On Friday, January 22, 2010, representatives of Reed Smith and K&E met at Reed Smith’s offices in New York City to discuss, among other things, the terms of the Offer. In addition to discussing the information that had been conveyed to Ladenburg by Lazard the day before, Reed Smith, at the instruction of Parent and the Purchaser, conveyed to K&E that Parent and the Purchaser (i) were amenable to a process that might result in obtaining the Special Committee’s favorable recommendation regarding the Offer, (ii) may be willing to discuss the per Share offer price and (iii) would give prompt and careful consideration to any counterproposal to the offer price from the Special Committee.

On Monday, January 25, 2010, Ladenburg and Lazard had further discussions by telephone. Ladenburg declined to receive a copy of the Initial Revised Management Projections and no further substantive discussion took place during the meeting. Following the meeting, Ladenburg reported to Reed Smith, Parent and the Purchaser.

On Tuesday, January 26, 2010, Lazard telephoned Ladenburg and communicated a Special Committee counterproposal of $13.75 per Share in cash. Immediately after the call, Ladenburg informed Reed Smith, and Reed Smith informed Parent and the Purchaser.

Parent and the Purchaser requested that Ladenburg inform Lazard that the Purchaser was considering the counterproposal and would promptly respond. After considering the counterproposal, the valuation methodologies used by Lazard and the Special Committee in assessing the Offer and historical information regarding the Company’s performance, Parent’s Executive Committee approved the decision to offer $11.80 per Share if such an offer would be acceptable to the Special Committee.

On Thursday, January 28, 2010, Ladenburg conveyed the $11.80 per Share proposal to Lazard in a telephone call. Promptly thereafter, Reed Smith telephoned K&E to confirm the proposal.

On Sunday, January 31, 2010, Lazard called Ladenburg to inform them that the Special Committee was prepared to recommend the Offer to stockholders at a revised price of $13.25 per Share.

On Monday, February 1, 2010, in order to increase the likelihood that the Special Committee and Parent might agree on an offer price, Parent instructed Ladenburg to request and review the Initial Revised Management Projections. Reed Smith also informed K&E of the request. Accordingly, on Thursday, February 4, 2010, the Chief Financial Officer of the Company provided copies of the Initial Revised Management Projections to Parent, Reed Smith and Ladenburg. These materials, which included certain unaudited consolidated full year 2009 financial information, financial projections for the years 2010 through 2012 and a comparison of the 2010 financial projections with the 2010 budget that had been prepared by management in early December 2009, updated and superseded the financial information concerning the Company that had previously been available to Parent.

On Friday, February 5, 2010, after reviewing the Initial Revised Management Projections, Ladenburg and Lazard spoke over the telephone regarding certain questions about the assumptions and methodologies underlying the financial forecasts and the valuation methodology. During that conversation, both financial advisors agreed to explore with their respective clients a middle ground between the proposed $11.80 per Share cash offer and the counterproposal of $13.25 per Share in cash.

In the afternoon of February 8, 2010, after considering the information conveyed to Ladenburg by Lazard regarding its valuation methodologies and the information in the Initial Revised Management Projections, Parent and Purchaser authorized Ladenburg to convey to Lazard a revised offer price of $12.75 per Share. Ladenburg promptly conveyed the revised offer price to Lazard.

On Tuesday, February 9, 2010, Lazard called Ladenburg to inform them that the Special Committee was prepared to recommend the Offer to stockholders at a price of $12.75 per Share.

Over the next several days, Reed Smith and K&E discussed several matters relating to the terms of the Offer with a view to commence the Offer as soon as practicable. In particular, K&E requested that the Offer not be subject to the 90% Condition and that, if the Majority of the Minority Condition is satisfied and the Offer is consummated, but Purchaser and its affiliates do not hold at least 90% of the outstanding Shares, that we commit to completing a merger pursuant to a merger agreement with the Company. After several discussions between K&E and Reed Smith, the parties agreed that, if the Majority of the Minority Condition is satisfied but the 90% Condition is not, and we waive the 90% Condition and consummate the Offer, that we will, as soon as practicable after the Offer is consummated, enter into a merger agreement with the Company providing for a merger with the Company in which we acquire all remaining outstanding shares of the Company at the same price as was received by stockholders who tendered in the Offer provided that (i) we and our affiliates have not otherwise acquired at least 90% of the outstanding shares of the Company (in which case we would consummate a short-form merger) and (ii) the Company agrees to enter into such a merger agreement with us containing terms and conditions reasonably acceptable to both the Company and us.

In the evening of February 16, 2010, K&E informed Reed Smith that earlier that evening the Special Committee had learned that a revised set of projections for 2010 had been prepared by management of the Company and that such revised projections may differ significantly from the Initial Revised Management Projections delivered by management to the Special Committee in mid January (which were used in connection with the analysis performed by Lazard). K&E informed Reed Smith and that the Special Committee was looking into the matter.

In the morning of February 17, 2010, Kirkland informed Reed Smith that the Special Committee would need more time to work with management to understand the revisions to the Initial Revised Management Projections for 2010 and that, until such review had been completed, the Special Committee would not be in a position to recommend the Offer to stockholders at a price of $12.75 per Share. As a result, Danfoss decided to delay the commencement of the Offer until the Special Committee determined whether it would be in a position to recommend the Offer to stockholders at a price of $12.75 per Share.

On February 24, 2010, Lazard informed Ladenburg that it had received revised management projections for 2010 and sent the revised projections to Ladenburg. Subsequently, K&E informed Reed Smith that management was still reviewing the projections for 2011 and 2012.

On March 2, 2010, Lazard sent to Ladenburg and K&E sent to Reed Smith the revised management projections for 2010, 2011 and 2012 (the “Revised Management Projections,” a copy of which are included in Schedule E hereto). On a phone call between K&E and Reed Smith, K&E informed Reed Smith that, based on the Revised Management Projections and Lazard’s related analysis, the Special Committee would not be in a position to recommend the Offer to stockholders at a price of $12.75 per Share.

From March 3, 2010, through March 5, 2010, active negotiations regarding the price per Share took place between the respective advisors of the Special Committee and Parent. In the afternoon of March 8, 2010, K&E informed Reed Smith that the Special Committee would recommend the Offer to the stockholders at a price of $13.25 per Share and on the other terms and conditions set forth in this Offer to Purchase.

On March 10, 2010, we commenced the Offer.

Selected Precedent Transactions Premium Analysis. In connection with the Offer, Ladenburg performed a premium analysis of 46 completed transactions since 2005 in which the acquirer owned more than 50% of the outstanding shares prior to the transaction and acquired the balance of outstanding shares through a cash transaction. Ladenburg reviewed the premiums represented by the per share acquisition price in each selected transaction as compared to the closing share price of the target company one day, one week and one month prior to the announcement of such selected transaction. In 21 of the transactions reviewed, the acquirer owned more than 75% of the outstanding shares prior to the transaction. The premium represented by the $13.25 per Share Offer Price over the closing price of the Shares one day, one week and one month prior to the announcement of the Offer is in the range of premiums measured in similar transactions. See “Special Factors — Section 4 — Summary of Ladenburg Premium Analysis” for further information.

Certain Company Financial Projections. As discussed above and further in “Special Factors — Section 5 — Certain Company Financial Projections,” in connection with the Special Committee’s review of the Offer, Parent was provided with financial forecasts prepared by management of the Company which we have referred to in this Offer to Purchase as the “Revised Management Projections.” These materials, which include projections for the years 2010 through 2012, superseded and replaced the materials that had previously been provided to Parent. Copies of the consolidated financial forecasts prepared by management of the Company as included in the Revised Management Projections are provided herewith as Schedule E to this Offer to Purchase. See “Special Factors — Section 5 — Certain Company Financial Projections” for more information.

2.    Purpose of and Reasons for the Offer; Plans for the Company.

Purpose of and Reasons for the Offer. The purpose of the Offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in the Company that the Danfoss Group does not already own.

In our view, 100% ownership of the Company would allow us to improve operational efficiency, while at the same time enhancing the combined organization’s ability to produce products to meet market demand, as well as enhancing the Company’s balance sheet. We also expect there to be modest procurement and organization synergies that would result from such a combination.

Recent developments have further reinforced the desirability of restructuring our relationship with the Company to make the Company a wholly-owned subsidiary of Parent. As described below, Parent believes it would achieve some modest operating efficiencies from this change, but more importantly, it would allow Parent to recapitalize the Company, infuse additional equity and refinance existing debt. The Company is highly leveraged and its debt-to-equity ratio of 2.32:1 as of September 30, 2009, is significantly higher than its competitors and others in the industry, which has created concern among the Company’s major customers and suppliers about the Company’s prospects and the Company’s ability to continue to timely meet its commitments under agreements with those customers and suppliers. These concerns may affect the Company’s prospects and ability to attract and retain existing customers and suppliers, causing them to consider looking for alternative counterparties to reduce their dependency on the Company and, to the extent customers or suppliers require additional credit support or other assurances, may potentially tie up Company resources constraining its operations. Parent believes that in the long run these concerns could be detrimental to the Company’s business and future growth. If the Company remains public, it may be necessary to convert some of its outstanding debt into equity, issue additional equity or engage in other transactions to improve its debt-to-equity ratio. There is no assurance that the Company would be able to consummate any such transactions.

In our opinion, there would be a number of benefits to the Danfoss Group and to the Company that would follow from the Company becoming 100% owned by Parent. These benefits include the following:

•
As a privately-held company, the Company will have greater flexibility to operate with a view to the long-term without focusing on short-term operating earnings and its associated implications to public stockholders.

•
If the Company becomes a wholly-owned subsidiary of Parent, it will have greater access to Parent’s financial and other resources. This will make it easier for the Company to obtain the funding it requires for its operations and to service its debt.

•
By becoming a wholly-owned subsidiary of Parent, the Company no longer will be subject to the potential conflicts of interest that presently can affect its dealings with Parent, thereby freeing the Company from the complications and uncertainties that may be caused by those potential conflicts.

•
By ceasing to be a public company, the Company will benefit from the elimination of the additional burdens on its management, as well as the expense, associated with being a public company, including the burdens of preparing periodic reports under federal securities laws and the costs of maintaining investor relations staff and resources.

•
If the Company becomes a wholly-owned subsidiary of Parent, the companies together will be able to realize cost savings and improve operational efficiencies by eliminating duplication, reducing complexity and increasing scale. The companies together will be able to more effectively share knowledge, expertise, capabilities, technologies and assets, which over time should enhance innovation, flexibility and the combined organization’s ability to exploit opportunities as they arise, particularly in the current challenging economic environment.

•
The Danfoss Group has greater capacity for financing and is able to obtain financing on better terms than the Company. Greater access to financing would enhance the ability of the Company to take advantage of growth opportunities when they arise. Given the increasing importance of scale in the industry, we believe that the enhanced ability of the Company to pursue opportunities for growth that would result from being a wholly owned member of the Danfoss Group would put the Company in a stronger position going forward than it is in currently.

•
If the Company becomes a wholly-owned subsidiary of Parent, it will be easier for the Company to initiate recapitalizing its debt and equity positions and decreasing its debt-to-equity ratio. We believe that recapitalizing the existing debt of the Company will result in strengthening the Company’s customer base by increasing customer confidence.

•
The other factors described under “Special Factors — Section 3 — Our Position Regarding Fairness of the Transaction” as well as the premium analysis prepared by Ladenburg described under “Special Factors — Section 4 — Summary of Ladenburg Premium Analysis.”

In structuring the transaction as a tender offer followed by a merger, we considered, among other things, the following:

•
No separate approval of the Company’s Board or the Special Committee is required for the Offer, as the Offer is made directly to the Company’s stockholders. As discussed elsewhere in this Offer to Purchase, Parent has been informed that the Special Committee, on behalf of the Board, has determined, based on written assurances from Parent that the Offer will be made at the price, and on the other terms and conditions set forth in this Offer to Purchase, to recommend to the stockholders of the Company (other than the Danfoss Group) that they accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

•
Following the consummation of the Offer, if we and the Danfoss Group own 90% or more of the outstanding Shares, we intend to consummate a merger in which all remaining public stockholders will receive the same price per Share as was paid in the Offer, without interest, subject to appraisal rights of any stockholders who properly perfect and exercise such rights under Delaware law. See “Special Factors — Section 6 — Effects of the Offer.”

•
A cash tender offer followed by a “short-form” merger is a transaction structure that is commonly used to effect an acquisition of the minority interests in a publicly traded company by a significant stockholder.

•
If we elect to waive the 90% Condition and acquire the tendered Shares, we intend as soon as practicable thereafter to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer provided that (i) we and our affiliates have not otherwise acquired at least 90% of the outstanding Shares of the Company (in which case we would consummate a short-form merger) and (ii) the Company agrees to enter into such a merger agreement with us containing terms and conditions reasonably acceptable to both the Company and us.

•	The existence of established Delaware case law concerning the conduct of “going private” transactions using a tender offer and “short-form” merger.

•	The Offer does not compel any stockholder to sell its Shares, and the Offer and the merger will not be effected unless the Majority of the Minority Condition is satisfied.

•
This structure entitles stockholders who do not tender their Shares in the Offer to demand a judicial appraisal of the “fair value” of their Shares in accordance with Delaware law in connection with the merger. See “Special Factors — Section 8 — Dissenters’ Appraisal Rights; Rule 13e-3.”

•
For a controlling stockholder such as Parent that is seeking to acquire shares, whether directly or through a subsidiary such as the Purchaser, from a large number of public stockholders, open-market or privately-negotiated purchases would be less efficient, more complex and more time consuming than a tender offer.

Plans for the Company. In the ordinary course of business, the Company considers strategic and operational alternatives for its businesses on an ongoing basis, and formulates and implements related business initiatives. As a result of this process, several initiatives are currently being implemented, including cost reduction and corporate restructuring efforts which have resulted in, among other things, several plant closures and the divesture of certain businesses such as the steering column business. These ongoing initiatives, which are unrelated to this Offer, have been publicly discussed by the Company in its press releases, reports it has furnished or filed with the SEC and in its quarterly investor conference calls. Currently, we have not developed and Parent has not approved any plans for the Company that are different from these ongoing initiatives by the Company; however, if we acquire 100% ownership of the Company upon completion of a second-step merger of the Company into us following the consummation of the Offer, we may reevaluate the corporate structure and strategic initiatives, or certain elements thereof, such as the role of the Board. Also, if the Offer is for any reason not consummated, or is consummated but a second-step merger does not take place, Parent may reevaluate its plans for the Company. See also “Special Factors — Section 6 — Effects of the Offer.”

The employees of the Company are a crucial asset to the business and operations of the Company and we expect to work closely with the Company’s management to retain the Company’s workforce and to attract new, talented employees. We have high respect for the Company’s management and employees and the Offer does not change our plans for how we intend to integrate and run the combined operations of the Company. If we acquire the entire equity interest in the Company, we currently expect to operate the Company out of its existing facilities. There are no plans at this time with respect to initiating any consolidations or reduction in operations or employee headcount other than those that have been previously announced by the Company, although we may be required in the future to make further consolidations or reductions based on economic considerations. Any such decisions would be made based on the business requirements of the Company and will not be conditioned on the completion of the Offer or any other transaction.

Quarterly dividends are subject to approval of the Company’s Board. The Company paid quarterly dividends to stockholders totaling $34.7 million in 2008 and $33.6 million in 2007. On March 13, 2009, the Board voted to suspend the Company’s quarterly dividend indefinitely, beginning with the dividend that would ordinarily have been declared during the first quarter of 2009. While we currently intend that no dividends will be declared on the Shares, and regardless of whether we acquire the entire economic interest of the Company, we reserve the right to change the Company’s dividend policy, including causing the Company to pay a special or extraordinary dividend to the extent permitted by applicable law.

Beginning in July 2008 with the consummation of the 2008 Share Purchase Transaction, Parent has provided limited operational support to the Company in certain areas. In addition, since December 2008 Parent has provided financial support to the Company in the form of loans, most recently by agreeing to lend up to $690 million to the Company under the New Credit Agreement entered into in November 2009, as further described in “Special Factors — Section 1 — Background.” The balance under the New Credit Agreement at December 31, 2009 was $140.85 million and the loans had a weighted average interest rate of 10.3%, in addition to term loans thereunder of 92 million Euro (approximately $132 million) and $200 million which accrue interest at an annual rate of 11.8% and 11.4%, respectively. Parent has provided this financial support to the Company because the Company has not been able to access the credit and debt capital markets on terms acceptable to management, the Board or the Company’s audit committee. Parent has no reason to believe that the Company’s ability to access the credit and debt capital markets will change in the current financial environment. Among other things, continuing to provide this financing reduces Parent’s own liquidity, constrains Parent’s ability to obtain further financing for its own purposes, may adversely impact Parent’s credit rating and may adversely impact its ability to obtain further financing or to use funds available to the Company to otherwise develop its business and fund its operations. Following consummation of the Offer and subsequent merger, Parent believes that the Company could more easily obtain third party financing on acceptable terms, which would allow more efficient and effective use of Parent’s financing resources. In addition, Parent would have more flexibility to restructure the Company including providing an extended maturity of the New Credit Agreement and possibly recapitalizing the Company, which could include converting all or a portion of the outstanding loans under the New Credit Agreement into equity securities of the Company.

We expect to continue to review the Company’s assets, debt obligations, corporate and board structure, capitalization, operations, properties, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable. We expressly reserve the right to make any changes that we deem necessary, appropriate or convenient in light of our review or future developments.

Except as otherwise described in this Offer to Purchase, we have no current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization, consolidation or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) a material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the present Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors and to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; or (v) any other material change in the Company’s corporate structure or business. For information regarding our plans if the Offer is not consummated, see “Special Factors — Section 7 — Conduct of the Company’s Business if the Offer Is Not Consummated.”

3.         Our Position Regarding Fairness of the Transaction.

The rules of the SEC require us to express our belief to stockholders of the Company who are unaffiliated with the Danfoss Group as to the fairness of the transaction.

We believe that the Offer Price is fair to the stockholders that are unaffiliated with the Company based on the factors described below. We base our belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the transaction:

•	The Offer Price represents a premium of approximately:

•	57.0% over the closing price of the Shares on December 18, 2009, the last trading day prior to the date on which we notified the Board of our intention to make the Offer;

•	45.7% over the one week mean closing price of the Shares prior to the date on which we notified the Board of our intention to make the Offer;

•	44.2% over the one month mean closing price of the Shares prior to the date on which we notified the Board of our intention to make the Offer;

•	58.4% over the three month mean closing price of the Shares prior to the date on which we notified the Board of our intention to make the Offer; and

•	88.4% over the six month mean closing price of the Shares prior to the date on which we notified the Board of our intention to make the Offer.

•
The Offer Price of $13.25 per Share is greater than (i) the 52 week high closing price of the Shares of $12.70 on January 20, 2010, which occurred following Parent’s announcement that it intended to make the Offer. Prior to that announcement, the 52 week high closing price was $9.75.

•
The premium analysis contained in the Ladenburg Premium Analysis (as defined below) described below, which included an overview of premiums paid in other similar transactions, further supports our view as to the fairness of the transaction. A summary of the Ladenburg Premium Analysis, which does not express an opinion with respect to the fairness of the Offer Price, is set forth in this Offer to Purchase under “Special Factors — Section 4 — Summary of Ladenburg Premium Analysis.”

•	Neither the Offer nor the second-step merger contemplated hereby is subject to any financing or diligence condition.

•
In contrast to the uncertainty that unaffiliated stockholders of the Company face in light of certain of the preceding factors, the Offer provides unaffiliated stockholders with the certainty of a cash premium to the Company’s recent trading values prior to the initial public announcement of the Offer. See “The Offer — Section 6 — Price Range of Shares; Dividends.”

•
The Offer provides unaffiliated stockholders of the Company that are considering selling their Shares with the opportunity to sell their Shares at the Offer Price without incurring all of the transaction costs typically associated with market sales.

•
Beginning in late 2008, there have been unprecedented developments in the U.S. and global economies, including the failure or near failure of a number of major businesses, a significant decline in business activities across a wide range of industries with growing layoffs, a severe curtailment in the availability of capital and significant price declines in the capital markets generally and in the equipment manufacturer industry specifically. We believe that the economic slowdown is not a temporary phenomenon resulting in a short-term reduction in market prices, but rather a general economic development that will witness slow and sporadic recovery and which may adversely affect the Company’s long-term prospects.

In addition, we believe that the Offer is procedurally fair to stockholders of the Company who are unaffiliated with us, based on the following factors:

•	Each of the Company’s unaffiliated stockholders will be able to decide voluntarily whether or not to tender Shares in the Offer.

•	The Offer cannot be consummated unless a majority of the Shares held by unaffiliated stockholders are tendered.

•
The Offer is conditioned upon the tender of a majority of the outstanding Shares not owned by us or our affiliates or our respective officers and directors or by the officers and directors of the Company. This Majority of the Minority Condition is not waivable.

•	We believe that this condition provides meaningful procedural protections for the unaffiliated stockholders.

•
Parent has been informed that the Special Committee, on behalf of the Board, has determined, based on written assurances from Parent that the Offer will be made at the price, and on the other terms and conditions set forth in this Offer to Purchase, to recommend to the stockholders of the Company (other than the Danfoss Group) that they accept the Offer and tender their Shares to the Purchaser pursuant to the Offer. See “Special Factors — Section 1 — Background.”

•
In deciding whether to tender, unaffiliated stockholders will have the opportunity to consider the Special Committee’s position on the Offer as well as the reasons therefor. Within ten business days after the commencement of the Offer, the Special Committee, on behalf of the Company, is required to state its position on the Offer and the reasons therefor in a Schedule 14D-9 filed with the SEC and mailed to stockholders.

•	In connection with its taking the foregoing actions, the Special Committee was advised by its own advisors, including K&E, its independent legal counsel, and Lazard, its independent financial advisor.

•	Unaffiliated stockholders will have sufficient time to make a decision whether or not to tender.

•	The Offer will remain open for a minimum of 20 business days.

•
If we amend the Offer to include any material additional information, we will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow stockholders to consider the amended information.

•
If after the consummation of the Offer, we and the Danfoss Group own 90% or more of the outstanding Shares, we intend to consummate a short-form merger in which all remaining public stockholders will receive the same price per Share as was paid in the Offer, without interest, subject to any appraisal rights. In addition, if the 90% Condition is not satisfied and we elect to waive the 90% Condition (assuming the Majority of the Minority Condition has been satisfied) and acquire the tendered Shares, we intend as soon as practicable thereafter to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer provided that (i) we and our affiliates have not otherwise acquired at least 90% of the outstanding Shares of the Company (in which case we would consummate a short-form merger) and (ii) the Company agrees to enter into such a merger agreement with us containing terms and conditions reasonably acceptable to both the Company and us.

•
If a second-step merger is completed (whether it is a short-form merger or pursuant to a merger agreement), stockholders at that time who do not vote in favor of the merger, will be entitled to receive the “fair value” of their Shares, as determined by a court, by following the appraisal procedures under Delaware Law.

The Offer Price represents an increase of approximately 31% over the initial proposed offering price of $10.10 per Share. We note that we increased the Offer Price to $13.25 per Share from our originally announced offer price of $10.10 per Share (i) in response to the trading price increase in the Company’s common stock after the announcement of the Offer, (ii) to enhance the likelihood that the Special Committee would support the Offer and (iii) to provide greater certainty that stockholders would tender.

We also considered the following factors, each of which we considered negative in our considerations concerning the fairness of the terms of the transaction:

•
Any stockholder who tenders all its Shares in the Offer or has its Shares converted into cash in a subsequent merger (subject to any appraisal rights) would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company, including any increases due to a general economic recovery.

•
With respect to the Offer Price, our financial interest in acquiring the Shares for a low price is adverse to the financial interest of other stockholders in selling their Shares for a high price. Accordingly, our financial interests are adverse to the financial interests of the Company’s stockholders unaffiliated with the Danfoss Group. In addition, as described under “Special Factors — Section 11 — Interests of Certain Persons in the Offer,” certain officers and directors of the Company may have actual or potential conflicts of interest in connection with the Offer and any subsequent merger.

•
The trading price of the Shares has been volatile and Shares have in the past traded at significantly higher levels than the Offer Price. The Shares reached an all time high closing price of $40.71 per share on February 20, 2007, and an all time low closing price of $2.41 per share on April 1, 2009. This trading price history suggests that many of the Company’s stockholders may have acquired their Shares at prices significantly higher than the current trading levels.

•	Parent has purchased substantial numbers of Shares at prices higher than the Offer Price in negotiated transactions.

•
The aggregate purchase price paid by Parent to Sauer in the 2008 Share Purchase Transaction for (i) 8,358,561 shares of the Company’s common stock and (ii) voting and non-voting equity interests of the Holding Company, which held additional shares of the Company’s common stock, was $493,228,298.73. See “Special Factors — Section 1 — Background.”

•
Parent and Sauer allocated the total purchase price as follows: (a) $248,028,174.87 was allocated proportionately to the 8,358,561 shares acquired directly by Parent; (b) $29,673.50 was allocated proportionately to the 1,000 shares of the Holding Company nonvoting stock acquired by Parent (such shares represented the economic rights in 1,000 shares of the Company); and (c) the remaining $247,998,501.37 was allocated to the 250,000 shares of Holding Company voting stock acquired by Parent, giving Parent sole control over the 18,241,962 shares held by the Holding Company.

•
Accordingly, pursuant to the 2008 Share Purchase Transaction, Parent purchased approximately 17.5% of the Company’s outstanding shares, increasing its aggregate holding to approximately 54% of the outstanding shares of the Company and obtaining sole control over the Company for an aggregate purchase price of approximately $493 million.

•	We believe that the per share price paid in the 2008 Share Purchase Transaction is irrelevant to the Offer. The primary reasons for this are:

•
the 2008 Share Purchase Transaction occurred at a time in which the Company’s actual performance and future prospects were far more positive than the current performance and future prospects of the Company;

•
the significant change in the global economy that led to the recent recession and the significant decline in the global markets since mid-2008 (as reflected also in the decline in the Company’s share price); and

•
the purchase price included a significant premium paid to Sauer in exchange for significant changes in the contractual rights of the parties and in exchange for gaining sole control of the Company (see “Special Factors — Section 1 — Background”).

•	We also believe that the per share price paid in the 2009 Share Purchase Transaction is irrelevant to the Offer:

•
On October 30, 2009, Parent purchased 10,029,264 shares of the Company’s common stock from Sauer at a purchase price per share of $16.00. This transaction followed lengthy negotiations between Parent and Sauer with respect to the put right in the Stockholders Agreement which provided Sauer with the contractual right to sell to Parent in the future the subject 10,029,264 shares at a price ranging between $29.67 and $49.45 per share. Even though the market closing price of the Company’s common stock on October 30, 2009, was $7.20 per share, by purchasing the subject shares at $16.00 per share, Parent obtained substantial savings of at least $137 million as compared to the minimum option price of $29.67 per share, and savings of up to $340 million as compared to the maximum option price of $49.95 per share, that would have been payable in connection with the put option. As a result of this transaction, the put option was cancelled, in addition to other call and transfer rights of the parties, upon termination of the Stockholders Agreement. See “Special Factors — Section 1 — Background” and “Special Factors — Section 10 — Related Party Transactions.”

•
As a result, Parent believes that the 2009 Share Purchase Transaction should not be benchmarked against the then trading price. Parent was already party to a contractual obligation in the form of the option to buy these shares for a higher price, and in the 2009 Share Purchase Transaction it succeeded in renegotiating that obligation and substantially reducing the anticipated payment to Sauer.

•	The sale of Shares in the Offer is generally taxable to the selling stockholders.

•
If the Danfoss Group does not own 90% or more of the outstanding Shares following the consummation of the Offer, there can be no assurance if or when a second-step merger will occur or the terms thereof except that, if we elect to waive the 90% Condition and acquire the tendered Shares, we intend as soon as practicable thereafter to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer provided that (i) we and our affiliates have not otherwise acquired at least 90% of the outstanding Shares of the Company (in which case we would consummate a short-form merger) and (ii) the Company agrees to enter into such a merger agreement with us containing terms and conditions reasonably acceptable to both the Company and us.

We did not find it practicable to assign, nor did we assign, relative weights to the individual factors considered in reaching our conclusion as to fairness.

In reaching our conclusion as to fairness, we did not consider the liquidation value or net book value of the Company. The liquidation value was not considered because the Company is a viable going concern and we have no plans to liquidate the Company. Therefore, we believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders. Further, we did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per Share as of December 31, 2009, calculated by dividing stockholders’ equity by the number of Shares outstanding at December 31, 2009, was $3.20 per Share, which is less than the Offer Price.

We are not aware of any firm offers made by any third party to acquire the Company during the past two years and, in any event, the Danfoss Group has no intention of selling the Shares it owns. Third-party offers were not considered in reaching our conclusion as to fairness.

The foregoing discussion of the information and factors considered and given weight by us is not intended to be exhaustive, but includes the factors considered by us that we believe to be material. Our view as to the fairness of the transaction to stockholders of the Company should not be construed as a recommendation to any stockholder as to whether that stockholder should tender in the Offer.

4.         Summary of Ladenburg Premium Analysis.

As discussed above, Ladenburg was engaged on behalf of the Parent in November 2009 to provide certain limited financial analyses in connection with the Offer. Prior to November 2009, Ladenburg had provided selected financial advice to Parent in April 2009 and in September 2009 in connection with the 2009 Share Purchase Transaction.

Specifically, in connection with its current engagement, Ladenburg conducted a premium analysis by reviewing the ranges of premiums offered by acquirers in recent tender offer transactions. In connection with its engagement, on December 21, 2009, Ladenburg provided an oral analysis to Parent and on December 24, 2009, it provided Parent with a written analysis (the “Ladenburg Premium Analysis”) that was prepared for the purpose of assisting Parent in the Offer.

Ladenburg did not prepare the Ladenburg Premium Analysis for the purpose of recommending a fair or appropriate offer price for the Shares. Parent did not request, and Ladenburg did not provide, any opinion as to the fairness of the Offer Price to Purchaser, Parent, the Company or their respective stockholders. The premium analysis provided by Ladenburg was used by the Purchaser and Parent in connection with determining the initial offer price of $10.10 per Share, but Ladenburg did not determine that any potential offer price or consideration constituted appropriate consideration for the Offer. The Ladenburg Premium Analysis does not constitute, and should not be viewed as, a recommendation with respect to any matter pertaining to the Offer, including whether any stockholder of the Company should tender Shares in the Offer or take any other action in connection with the Offer or any second-step merger.

A copy of the Ladenburg Premium Analysis is attached as Schedule D and is incorporated herein by reference. The description of the Ladenburg Premium Analysis in this Offer to Purchase is qualified in its entirety by reference to such schedule. The Ladenburg Premium Analysis may be examined, and copies may be obtained from, the SEC in the manner described in “The Offer — Section 8 — Certain Information Concerning the Company.” Holders of Shares should read the Ladenburg Premium Analysis in its entirety.

Selected Precedent Transactions Premium Analysis. Ladenburg performed a premium analysis of 46 completed transactions since 2005 in which the acquiror owned more than 50% of the outstanding shares prior to the transaction and acquired the balance of the outstanding shares through a cash transaction. Ladenburg reviewed the premiums represented by the per share acquisition price in each selected transaction as compared to the closing share price of the target company one day, one week and one month prior to the announcement of such selected transaction. In 21 of the transactions reviewed, the acquiror owned more than 75% of the outstanding shares prior to the transaction.

Ladenburg observed that for the selected precedent transactions, the median premium over the closing share price of the target on the day prior to the announcement of the selected transaction (such date, the “unaffected date”) was 24.8%, the median premium over the closing share price of the target one week prior to unaffected date was 27.9% and the median premium over the closing share price of the target one month prior to the unaffected date was 25.0%. Within the 46 reviewed transactions, there were 21 transactions where the acquiror owned 75% or more of the outstanding shares prior to the transaction and Ladenburg observed that the median premium over the closing share price of the target on the day prior to the unaffected date was 12.7%, the median premium over the closing share price of the target one week prior to the unaffected date was 19.1% and the median premium over the closing share price of the target one month prior to the unaffected date was 21.2%.

As discussed above in “Special Factors — Section 3 — Our Position Regarding Fairness of the Transaction,” the Offer Price of $13.25 represents a premium of 57.0% over the one day prior closing price of the Shares on the NYSE, 45.7% over the one week mean closing price of the Shares on the NYSE and 44.2% over the one month mean closing price of the Shares on the NYSE, each determined using the closing price on December 18, 2009, the last trading day prior to the date we notified the Board of our intention to make the Offer. Such premiums are within or exceed the ranges of premiums observed by Ladenburg in their analysis of other transactions.

As discussed above in “Special Factors — Section 1 — Background,” Ladenburg also assisted us in negotiations with respect to the Offer by communicating with Lazard about various matters in January, February and March of 2010. Ladenburg is not a legal, tax or regulatory advisor. Ladenburg did not make an independent valuation or appraisal of the assets or liabilities of the Company, nor was Ladenburg provided with any such valuation or appraisal. Ladenburg did not review the tax or accounting treatment of any transaction and its analyses do not cover such tax or accounting treatment, nor did it assume any particular tax or accounting treatment. The Ladenburg Premium Analysis speaks only as of the date given, and Ladenburg did not undertake and has no obligation to update the information in its written report.

The Ladenburg Premium Analysis was prepared for Parent and does not constitute a recommendation as to whether any holder of Shares should tender in the Offer.

Parent selected Ladenburg to provide limited financial analysis based on Ladenburg’s qualifications, experience and reputation, in addition to its prior satisfactory experiences with Ladenburg from earlier in 2009. Ladenburg is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, restructurings and similar corporate finance transactions.

Under the terms of Ladenburg’s engagement with Parent, Parent agreed to pay Ladenburg a fixed monthly fee of $50,000 for September 2009 and $37,500 for each subsequent month of the engagement until it is terminated. In addition, Parent has agreed to indemnify Ladenburg and related parties against liabilities relating to or arising out of its engagement.

5.         Certain Company Financial Projections.

During discussions between the respective advisors of Parent and the Special Committee, management of the Company or representatives of the Special Committee provided us with the Revised Management Projections, which contain certain non-public financial information of the Company that had been prepared by management of the Company for use by the Special Committee and Lazard in evaluating the Offer. In particular, as discussed above in “Special Factors — Section 1 — Background,” the Revised Management Projections include financial projections for the years 2010 through 2012 (the “Projections”) prepared in February 2010 (shown under columns headed “February 2010,” “February 2011” and “February 2012” in Schedule E) as well as the Initial Revised Management Projections (shown under columns headed “January 2010,” “January 2011” and “January 2012” in Schedule E) prepared by management and provided to Parent in January 2010. The Projections are based on the knowledge of the management of the Company as of March 1, 2010. The information contained in the Projections has not been disclosed publicly by the Company as of the date of this Offer to Purchase. The Projections provide certain financial statement items, including total sales and gross profit, as well as certain EBIT and EBITDA calculations.

Selected information from the Projections for 2010 through 2012 is set forth below (dollars in millions):

	Projections
	2010	2011	2012
Total Sales	$1,340.0	$1,433.8	$1,554.8
Gross Profit(1)	307.6	347.3	394.6
EBIT(2)	55.7	76.0	107.9
EBITDA(3)	158.7	171.6	201.8
Net Working Capital	260.0	262.4	269.0
(1)	Calculated as total sales less variable and fixed costs and restructuring charges.
(2)
EBIT is calculated as earnings before interest and taxes, excluding the impact of restructuring and other one-time charges that are not representative of ongoing operations. EBIT is a non-GAAP financial measure and is not necessarily comparable to similarly-titled measures as calculated by other companies.

(3)
EBITDA is calculated as earnings before interest, taxes, depreciation and amortization, excluding the impact of restructuring and other one-time charges that are not representative of ongoing operations. EBITDA is a non-GAAP financial measure and is not necessarily comparable to similarly-titled measures as calculated by other companies.

Copies of the Projections, as well as assumptions used by management of the Company in preparing the Projections, are attached hereto as Schedule E, which you are encouraged to read before making a decision with respect to the Offer. In addition, you should review the Company Form 10-K and the audited financial statements included therein before making a decision with respect to the Offer.

The information provided in Schedule E has been provided for the purpose of giving stockholders access to this non-public information because stockholders of the Company might view this information as material in considering the Offer. We believe that the Projections were based on numerous variables and assumptions, only some of which we are aware of, and many or all of which are inherently uncertain and may be beyond the control of the Company and its management. Accordingly, there can be no assurance that the projections, objectives or targets will be realized, and actual results may vary materially from those shown. The inclusion of the Projections with this Offer to Purchase should not be regarded as an indication that we or any of our affiliates or representatives consider the Projections to be a reliable prediction of future events, and they should not be relied upon as such. Nor should our inclusion of the Projections with this Offer to Purchase be regarded as an indication that we believe that stockholders of the Company should rely on the Projections in considering the Offer. To our knowledge, the information in Schedule E was prepared for the Special Committee in connection with its consideration of the Offer and without a view to dissemination to the public. In addition, we believe that the information in Schedule E was not prepared with a view toward compliance with guidelines established by the SEC, the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board for preparation and presentation of financial forecasts. The information in Schedule E was prepared by employees and advisors of the Company without the assistance of the Parent, Purchaser or any of their affiliates or advisors, and to the knowledge of Parent and Purchaser, such information was not prepared with the assistance of or reviewed, compiled or examined by independent accountants and it does not comply with generally accepted accounting principles.

In addition to the foregoing, Parent regularly receives a variety of non-public financial, operating and other forward-looking information from the Company in the ordinary course of business. Some of the information that the Parent receives includes but is not limited to monthly profit and loss statements; periodic estimated cash flow statements; and quarterly forecasts. Parent also receives non-public financial information in connection with the preparation of the Company’s quarterly and annual SEC reports and the Company’s annual budget. Such non-public materials are generally received by members of the Parent’s finance department. Officers of Parent who serve on the Board receive all materials distributed to the Board. Parent and Purchaser have concluded that any such materials previously provided to Parent and Purchaser, all of which predate the Revised Management Projections included in Schedule E and the Company Form 10-K, are no longer relevant or material to a stockholder’s decision to tender in the Offer as such materials have been superseded by or included in the Projections included in Schedule E or in the Company Form 10-K.

6.         Effects of the Offer.

The purpose of the Offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in the Company. If, following consummation of the Offer, the Danfoss Group owns, directly or indirectly, at least 90% of the outstanding Shares, then, as soon as reasonably practicable thereafter, each other member of the Danfoss Group intends to contribute all of its Shares to us and we and the Company will then consummate, unless it is not lawful to do so, a “short-form” merger in which all Shares held by stockholders other than us would be converted into the right to receive cash equal to the same price per Share as was paid in the Offer, without interest (subject to appraisal rights for those stockholders that properly perfect and exercise such rights under Delaware Law). Under Delaware Law, if we own 90% or more of the outstanding Shares, we would be able to effect a second-step merger under Delaware Law without a vote of, or prior notice to, the Company’s Board or the Company’s stockholders.

If, upon final expiration of the Offer, the 90% Condition has not been met, we will, in our sole discretion, either elect not to consummate the Offer or, if the Majority of the Minority Condition has been met, waive the 90% Condition and acquire the tendered Shares. In either case, we would thereafter review our options. Our options would include, among other things:

•	not taking any action at that time, including not purchasing any additional Shares;

•
purchasing Shares from time to time in the open market or privately negotiated transactions (including to acquire at least 90% of the outstanding Shares so that we could consummate a “short-form” merger under Delaware Law);

•	making a new tender offer or providing for a subsequent offering period as discussed in “The Offer — Section 1 — Terms of the Offer”;

•	consummating a merger or other business combination with the Company, subject to compliance with Delaware Law;

•	considering recapitalizing the Company, which could include converting debt owed to Parent by the Company into equity; and/or

•	a combination of two or more of the foregoing.

If we elect to waive the 90% Condition and acquire the tendered Shares, we intend as soon as practicable thereafter to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer provided that (i) we and our affiliates have not otherwise acquired at least 90% of the outstanding Shares of the Company (in which case we would consummate a short-form merger) and (ii) the Company agrees to enter into such a merger agreement with us containing terms and conditions reasonably acceptable to both the Company and us. Except with respect to any such merger transaction, no assurance can be given as to whether we would seek to acquire additional Shares or as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares.

If a merger between the Company and a member of the Danfoss Group is consummated (whether it is a short-form merger or pursuant to a merger agreement), any stockholders at the time of the merger who do not vote in favor of the merger will have the right to receive the “fair value” of their Shares, as determined by a court, by following the procedures required by Section 262 of Delaware Law. See “Special Factors — Section 8 — Dissenters’ Appraisal Rights; Rule 13e-3.”

As a result of the Offer, the Danfoss Group’s interest in the Company’s net book value and net earnings (loss) will increase to the extent of the number of Shares it acquires. For example, according to the Company Form 10-K, the Company’s net book value at December 31, 2009, was $154,594,000 and a net loss attributable to the Company of $345,766,000. Assuming the Danfoss Group owned 75.7% of the outstanding Shares throughout 2009, the Danfoss Group’s interest in the Company’s net book value and net loss as of December 31, 2009, would have been approximately $117,027,658 and a loss of $261,744,862 respectively. Assuming the second-step merger is consummated, the Danfoss Group’s interest in those items would increase to 100%, and the Danfoss Group would be entitled to all other benefits resulting from its 100% ownership of the Company, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, the Danfoss Group would also bear all of the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the Offer and the second-step merger are completed. Upon consummation of the second-step merger, the Company will become a privately-held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by the Company’s operations or decline in the value of the Company. Parent does not expect the Offer and any second-step merger to result in any material U.S. federal income tax consequences to the Company.

Former stockholders would thereafter have no opportunity to participate in the earnings and growth of the Company and would not have any right to vote on corporate matters. Similarly, after any such merger, the Danfoss Group would also bear the entire risk of losses generated by the Company’s operations and any decrease in the value of the Company, and former stockholders would not face the risk of losses generated by the Company’s operations or decline in the value of the Company.

If no merger is consummated following the closing of the Offer, the purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. The Company’s common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “SHS.” Depending upon the number of Shares purchased pursuant to the Offer, the Company’s common stock may no longer meet the standards for continued listing on the NYSE resulting in the Shares ceasing to be listed on the NYSE. Depending on similar factors and assuming there are no other registered securities of the Company, the Company may cease making filings with the SEC and being required to comply with the SEC rules relating to public companies. See “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.”

7.        Conduct of the Company’s Business if the Offer Is Not Consummated.

If the Offer is not consummated, we will re-evaluate our options with respect to the Company. In particular, we may, among other things:

•	not take any action at that time, including not consummating the Offer or, if we do consummate the Offer, not purchasing any additional Shares;

•	purchase Shares from time to time in the open market or privately negotiated transactions;

•	make a new tender offer or provide for a subsequent offering period as discussed in “The Offer — Section 1 — Terms of the Offer”;

•	consummate a merger or other business combination with the Company, subject to compliance with Delaware Law;

•	consider recapitalizing the Company, which could include converting debt owed to Parent by the Company into equity; and/or

•	a combination of two or more of the foregoing.

If we were to pursue any of these alternatives, it might take considerably longer for the public stockholders of the Company to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer.

No assurance can be given as to whether we would seek to acquire additional shares or as to the price per share that may be paid in any such future acquisition of Company shares or the effect any such actions could have on trading price of the Company’s common stock.

8.         Dissenters’ Appraisal Rights; Rule 13e-3.

Dissenters’ Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if a merger is consummated (whether it is a short-form merger or pursuant to a merger agreement), appraisal rights will be available to holders of Shares at the time of the merger who demand appraisal of such holders’ Shares and who have neither voted in favor of the merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under Delaware Law. Each such dissenting holder will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the effectuation of the merger) and to receive payment of such judicially determined amount in cash, together with interest on such amount. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the per Share price paid pursuant to the Offer or the merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware Law and is qualified in its entirety by reference to Section 262 of the Delaware Law, the full text of which is set forth in Schedule C hereto. Any stockholder who considers demanding appraisal is advised to consult legal counsel. Failure to comply with the procedures set forth in Section 262 of the Delaware Law will result in the loss of appraisal rights.

Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if a merger is consummated.

Stockholders who tender Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the price paid in the Offer therefor.

Rule 13e-3. Because the Purchaser is an affiliate of the Company, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer, any subsequent merger that may be effected following the consummation of the Offer and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Offer and such merger. We have provided such information in this Offer to Purchase and a Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act. If the purchase of Shares pursuant to the Offer results in fewer than 300 holders of record of Shares, we intend to file a Form 15 to evidence the termination of the Company’s duty to file reports pursuant to Section 15(d) of the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration are met.

9.        Transactions and Arrangements Concerning the Shares.

Except as set forth on Schedule B hereto or otherwise set forth elsewhere in this Offer to Purchase: (a) none of the Purchaser, Parent, Bitten & Mads Clausens Fond and, to the Purchaser’s and Parent’s knowledge, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of Parent, the Purchaser, Bitten & Mads Clausens Fond and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed has effected any transaction in the Shares or any other equity securities of the Company during the past sixty (60) days; (c) none of Parent, the Purchaser, Bitten & Mads Clausens Fond and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule A to this Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to the Shares or any other securities of the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, the Purchaser, Bitten & Mads Clausens Fond, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors, controlling stockholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (e) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Purchaser, Bitten & Mads Clausens Fond, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

As of the date hereof, we expect that all executive officers and directors of the Company who are affiliates of Parent and all persons specified in Schedule A intend to tender Shares owned by him or her pursuant to the Offer. To the best of Parent’s and the Purchaser’s knowledge, none of the Company or its executive officers, directors or affiliates (other than Parent and the Purchaser) or any person specified in Schedule A has made any public recommendation as of the date of this Offer to Purchase with respect to the Offer.

10.       Related Party Transactions.

Danfoss Group’s Acquisition of Ownership of Shares. See “Special Factors — Section 1 — Background” for information regarding the 2008 Share Purchase Transaction, the 2009 Share Purchase Transaction and the related Joint Venture Agreement and Stockholders Agreement.

Election of Directors. Under the Stockholders Agreement, Parent and Sauer had agreed to set the size of the Board of the Company at ten members. It was agreed that Parent possessed nomination rights with respect to eight members (two independent and six non-independent members) and Sauer possessed nomination rights with respect to two members (one independent and one non-independent member). At each of the last two annual meetings of stockholders of the Company, held on July 10, 2008, and June 11, 2009, respectively, the stockholders of the Company elected ten members to the Board, eight of which were nominated by Parent and two by Sauer, in accordance with the Stockholders Agreement. The Stockholders Agreement was terminated on October 30, 2009. At this time, there are no existing agreements between the Danfoss Group and the Company or a third party with respect to nomination or election of directors of the Company.

Commercial Relationships and Other Transactions and Arrangements. In connection with the acquisition of Danfoss Fluid Power on May 3, 2000, the Company entered into several agreements with Parent to purchase ongoing operational services from Parent. These services include rental of shared facilities, administrative support and information technology support. These fees are paid on a monthly basis. Total expense recognized for goods and services purchased from Parent for 2009, 2008, and 2007 was approximately $43.8 million, $87.1 million, and $72.4 million, respectively. Payments required under these agreements as of December 31, 2008, during the years ending December 31, 2010 though 2014 and 2015 and thereafter, are $9.3 million, $9.3 million, $9.2 million, $8.9 million, $8.9 million and $23.0 million, respectively. The Company also sold products to Parent totaling approximately $3.2 million, $6.8 million, and $8.0 million during 2009, 2008, and 2007, respectively.

The Company borrowed $50 million from Parent under a term loan in December 2008 and in March 2009 entered into (a) the $490 million revolving credit agreement, which was scheduled to mature on September 30, 2010 and (b) a short-term bridge loan of $25 million, each with Parent as lender. The principal balance along with unpaid accrued interest on the $50 million term loan was to be paid on December 9, 2011, and had an annual interest rate of 4.02%. The principal balance, along with unpaid accrued interest, on the $25 million bridge loan was repaid on March 25, 2009. Borrowings under the $490 million revolving credit facility bore interest at an underlying funding rate plus 8.0%; in addition, the Company paid an upfront facility fee of 1.75% and a commitment fee of 4% per annum on any undrawn portion of the facility.

On November 9, 2009, the Company entered into the New Credit Agreement with Parent. Pursuant to the New Credit Agreement, the $490 million revolving credit facility and the $50 million Parent loan were terminated and replaced by a new unsecured revolving credit facility that permits the Company to borrow up to $690 million from Parent. The Company’s entry into the New Credit Agreement was approved by the Special Committee represented by its own legal counsel, K&E. The Company’s borrowings under the New Credit Agreement are due and payable in full on April 29, 2011. The New Credit Agreement contains no financial covenants but it does contain a number of affirmative and negative covenants that, among other things, require the Company to obtain the consent of Parent prior to engaging in certain types of transactions. The principal amount outstanding under the New Credit Agreement bears interest at a rate equal to the U.S. prime rate or LIBOR, as in effect at times specified in the New Credit Agreement, plus 10.0%. The Company paid a closing fee of $2,000,000 to Parent and pays a commitment fee of 4% per annum, payable quarterly on the average daily unused portion of the $690 million credit facility during such quarter. The New Credit Agreement contains customary representations and warranties regarding the Company and its business and operations. It also sets forth a number of events of default for, among other things, failure to pay principal or interest, breaches of representations, warranties and covenants and various events relating to the bankruptcy or insolvency of the Company or its subsidiaries. The balance under the New Credit Agreement at December 31, 2009 was $140.85 million and the loans had a weighted average interest rate of 10.3%, in addition to term loans thereunder of 92 million Euro (approximately $132 million) and $200 million which accrue interest at an annual rate of 11.8% and 11.4%, respectively.

In 2008 the Company entered into an Agreement for Transfer of Business and Sale of Inventory with Danfoss LLC, a subsidiary of Parent. Such agreement replaced a Distribution and Service Agreement which had been in place with Parent under which the Company product had been sold in the Commonwealth of Independent States. The Company purchased primarily customer relationships and inventory in this transaction for approximately $1.2 million.

Information regarding these agreements, transactions and arrangements, including the amounts involved, is set forth above and in the Company Proxy under “Transactions with Related Persons” and in the Company Form 10-K under Note 8 — “Long Term Debt” and Note 14 — “Related Party Transactions” to the Notes to Consolidated Financial Statements of the Company, which sections are incorporated by reference herein. All descriptions provided in this Offer to Purchase regarding these agreements, transactions and arrangements is qualified by reference to the Company Proxy and the Company Form 10-K.

11.       Interests of Certain Persons in the Offer.

Financial Interests. Our interests and the interests of our corporate affiliates in respect of the Offer and the merger are different from yours because we have an interest in acquiring the Shares as inexpensively as possible and you have an interest in selling your Shares for the highest possible price. The interests of our directors, officers and other affiliates in the Offer and the merger may be the same as or different from your interests. For example, while in general the interests of our and our affiliates’ respective directors and officers in respect of the Offer will be aligned with our interests, some of our or our affiliates’ directors and officers own Shares, which they are entitled to tender in the Offer for the same price per Share that is available to you.

Executive Officers and Directors of the Company. In considering the Offer and any position taken by the Company with respect to the Offer, stockholders of the Company should be aware that certain officers and directors of the Company have interests in connection with the Offer which may present them with certain actual or potential conflicts of interest. Currently, eight of the ten directors of the Company have been nominated by Parent. Two of these eight directors are considered independent as determined by the Board under the rules of the NYSE, but the other six directors are executive officers or directors of Parent and/or its affiliates. See Schedule A. Certain of the executive officers of the Company are or have been affiliated with Parent and/or its affiliates, including (a) the Chief Executive Officer of the Company, Sven Ruder, who is a former executive of a division of Parent and currently serves on the boards of three subsidiaries of Parent (in addition to the Company’s Board), and (b) the Chief Financial Officer of the Company, Jesper V. Christensen, who is the former VP Finance & Administration of Danfoss Drives A/S, a subsidiary of Parent.

Performance Units. Certain officers of the Company hold performance units that have not vested. The treatment of these performance units in connection with the Offer and any second step merger will be determined by the Compensation Committee of the Board in accordance with the terms of the agreements pursuant to which they were granted (as such agreements may be amended in accordance with their terms) and applicable law.

Employment Agreements. Based on publicly available information in the Company Proxy, the Company has entered into agreements with its named executive officers that would provide severance benefits if the executive officer is terminated under specified circumstances. The employment agreements provided that in the event of a termination of employment initiated by the Company Without Cause or initiated by the Employee With Good Reason, the executive shall receive the following payments and/or continuing benefits:

•	a cash payment equal to 150% of base salary;

•	a cash payment equal to 150% of the annual incentive plan target award;

•	a cash payment equal to the earned annual incentive for the year of termination, adjusted to reflect the number of months the executive worked in the year prior to termination of employment;

•	the continuation of Company-provided medical benefits for a twelve-month period at no additional cost; and

•	executive level career outplacement services.

Other. The Company may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that is required to be filed by the Company, which you are encouraged to read before making a decision with respect to the Offer.

THE OFFER

1.         Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date. “Expiration Date” means 5:00 p.m., New York City time, on Wednesday, April 7, 2010, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer — Section 12 — Conditions of the Offer” which include, among other things, satisfaction of the Majority of the Minority Condition, which is non-waivable, and the 90% Condition. If any condition is not satisfied, we may (i) terminate the Offer, and therefore not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer — Section 4 — Withdrawal Rights,” retain all such Shares until the expiration of the Offer as so extended, (iii) waive all conditions to the Offer that remain unsatisfied (other than the Majority of the Minority Condition, which is not waivable) or otherwise amend the Offer in any respect and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn prior to the Expiration Date, or (iv) delay acceptance for payment or payment for Shares, subject to any applicable rules and regulations of the SEC, until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals.

Subject to any applicable rules and regulations of the SEC, we expressly reserve the right in our sole discretion to (i) terminate the Offer if any of the conditions set forth in “The Offer — Section 12 — Conditions of the Offer” has not been satisfied, (ii) extend the Offer at any time and from time to time for any reason or (iii) waive any condition (other than the Majority of the Minority Condition, which is not waivable) or otherwise amend the Offer in any respect at any time (other than to decrease the Offer Price), in each case, by giving oral or written notice of such termination, extension, waiver or amendment to the Depositary and by making a public announcement thereof.

If we decrease the percentage of Shares being sought or increase the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of ten business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period of time sufficient to allow you to consider the amended terms of the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1) we (i) make any change to the price at which we are offering to purchase shares in the Offer or (ii) decrease the available funds and thereby decrease the number of shares purchasable in the Offer, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to stockholders, the Offer will be extended until the expiration of such ten business day period.

If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, subject to withdrawal rights as set forth in “The Offer — Section 4 — Withdrawal Rights.”

Any termination, extension, delay, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period to permit the tender of additional Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) we accept and promptly pay for all Shares validly tendered during the Offer, (iii) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period, (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period and (v) the same form and amount of consideration is paid to stockholders in the Offer and the Subsequent Offering Period. Withdrawal rights are not available with respect to Shares tendered in a Subsequent Offering Period. If we include a Subsequent Offering Period, we may extend it from time to time.

We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of any prior Subsequent Offering Period.

The Company has provided to us in accordance with Delaware Law its registered stockholders list and security position listings. We are sending this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.         Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. Notwithstanding the foregoing, subject to any applicable rules and regulations of the SEC (including Rule 14(e)-1(c) under the Exchange Act), we expressly reserve the right, in our sole discretion, to delay the acceptance for payment or payment for Shares until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see “The Offer — Section 13 — Certain Legal Matters; Regulatory Approvals.” If we decide to provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.

We will be deemed to have accepted for payment Shares tendered pursuant to the Offer when, as and if we give oral or written notice of our acceptance to the Depositary.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon deposit of such funds with the Depositary, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer — Section 3 — Procedure for Tendering Shares”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or in connection with a book-entry transfer, an Agent’s Message (as defined in “The Offer — Section 3 — Procedure for Tendering Shares”)), and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer — Section 3 — Procedure for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making such payment.

If we do not accept for payment any Shares tendered pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates for such unpurchased or untendered Shares (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your right to receive payment for Shares validly tendered and accepted for payment.

3.         Procedure for Tendering Shares.

Valid Tender of Shares. To tender Shares in the Offer, either (i) the Depositary must receive prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other documents that the Letter of Transmittal requires and (b) certificates for the Shares to be tendered or confirmation of the book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility, or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer such Shares, and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by the registered holder of Shares who has not completed the box labeled “Special Payment Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary prior to the Expiration Date, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) prior to the Expiration Date; and

•
the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or an Agent’s Message) and any other required documents, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

Backup U.S. Federal Income Tax Withholding. In order to avoid backup withholding (at a rate of 28%) on payments to you pursuant to the Offer, you must, unless an exemption applies, provide the Depository with your correct taxpayer identification number (“TIN”) on the Substitute Form W-9 included as part of the Letter of Transmittal, certify under penalties of perjury that such TIN is correct and provide certain other verifications. If you do not provide your correct TIN, or fail to provide the required certifications, the Internal Revenue Service may impose a penalty on you, and payments of cash to you pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depository). Certain stockholders (including, among others, corporations) are not subject to backup withholding, but may be required to provide evidence of their exemption from backup withholding. Non-U.S. stockholders should complete and sign an appropriate Form W-8 (instead of Form W-9), a copy of which may be obtained from the Depository, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and written consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be granted (and, if previously granted, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may determine at any annual, special or adjourned meeting of the Company’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, we are able to exercise immediately upon our acceptance for payment of such Shares full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.         Withdrawal Rights.

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after May 10, 2010.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution through the Book-Entry Transfer Facility) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by again following any of the procedures described under “The Offer — Section 3 — Procedure for Tendering Shares.” If the Shares were tendered by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of the Shares.

If we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or to waive of any such defect or irregularity or incur any liability for failure to give any such notification or waiver.

5.         Certain U.S. Federal Income Tax Considerations.

The following is a summary of certain U.S. federal income tax consequences to holders of Shares whose Shares are exchanged for cash pursuant to the Offer, during a Subsequent Offering Period or in a second-step merger. This discussion is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The tax consequences to any particular holder may differ depending on that holder’s particular circumstances and tax position. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as “capital assets” within the meaning of section 1221 of the Code, and does not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, insurance companies, tax exempt organizations, banks and other financial institutions, brokers or dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their Shares as a part of a straddle, hedge, conversion or other integrated investment or constructive sale transaction. Each holder is urged to consult such holder’s tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period and in a second-step merger in light of such holder’s specific tax situation.

For purposes of this discussion, (a) a “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable regulations to be treated as a domestic trust and (b) a “Non-U.S. Holder” means a beneficial owner of Shares that is an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), trust or estate and that is not a U.S. Holder. The tax consequences of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period and in a second-step merger to holders who hold Shares through a partnership or other pass-through entity generally will depend upon the status of the partner and the activities of the partnership.

U.S. Holders. A U.S. Holder’s receipt of cash for Shares pursuant to the Offer, during a Subsequent Offering Period or in a second-step merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local and other tax laws. In general, a U.S. Holder that receives cash in exchange for Shares pursuant to the Offer, during a Subsequent Offering Period or in a second-step merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer, during a Subsequent Offering Period or in a second-step merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder has held such Shares for more than one year at the time of disposition. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year at the time of the consummation of the Offer. For U.S. federal income tax purposes, net capital gains recognized by an individual U.S. Holder (or an estate or certain trusts) upon a disposition of shares that have been held for more than one year generally will be subject to a current maximum tax rate of 15% or, in the case of shares that have been held for one year or less, will be subject to tax at ordinary U.S. federal income rates. Special limitations apply to the use of capital losses. The top U.S. federal income tax rate applicable to income received by U.S. Holders who are corporations for U.S. federal income tax purposes is 35%. Such corporate U.S. Holders should consult their own tax advisors regarding the different tax consequences applicable to them with respect to sale of Shares pursuant to the Offer.

Non-U.S. Holders. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of Shares pursuant to the Offer, during a Subsequent Offering Period or in any second step merger provided that (i) such gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition.

Backup Withholding. A stockholder whose Shares are exchanged in the Offer, during a Subsequent Offering Period or in any second-step merger may be subject to backup withholding at a rate of 28% unless certain information is provided to the Depositary or an exemption applies. See “The Offer — Section 3 — Procedure for Tendering Shares.”

6.         Price Range of Shares; Dividends.

The Shares are listed and principally traded on the NYSE under the symbol “SHS.” The following table sets forth for the periods indicated the intraday high and low sale prices per Share on the NYSE as reported in published financial sources:

Calendar Year	High	Low	Dividend Declared
2008
First Quarter	$25.41	$17.68	$0.18
Second Quarter	37.93	22.23	0.18
Third Quarter	35.10	22.63	0.18
Fourth Quarter	24.75	5.52	0.18
2009
First Quarter	$10.13	$2.43	$0.00
Second Quarter	7.08	2.37	0.00
Third Quarter	8.19	4.50	0.00
Fourth Quarter	12.68	6.71	0.00
2010
First Quarter (through March 8, 2010)	$12.70	$11.10	$0.00

On March 8, 2010, the last sale price of the Shares reported on the NYSE was $12.35 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

The Company paid quarterly dividends to stockholders totaling $34.7 million in 2008 and $33.6 million in 2007. Quarterly dividends are subject to approval of the Board. On March 13, 2009, the Board voted to suspend the Company’s quarterly dividend indefinitely, beginning with the dividend that would ordinarily have been declared during the first quarter of 2009. While we currently intend that no dividends will be declared on the Shares, we reserve the right to change the Company’s dividend policy, including causing the Company to pay a special or extraordinary dividend to all holders of Shares, subject to applicable law.

7.	Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.

If we consummate the Offer and a second-step merger in which we acquire all of the outstanding Shares, then the Shares will be delisted from the NYSE and deregistered under the Exchange Act. There will no longer be a public market for the Shares (all of which will be owned by the Purchaser or its affiliates), and the Shares will no longer qualify as margin securities.

In the event that the Offer is consummated but we are not able thereafter to consummate a merger in which we acquire all of the Shares, the effects described below may occur.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. For additional information regarding the effects of the Offer, see “Special Factors — Section 6 — Effects of the Offer.”

NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the total number of stockholders of the Company should fall below 400, (ii) the total number of stockholders should fall below 1,200 and the average monthly trading volume for the Shares is less than 100,000 for the most recent 12 months, or (iii) the number of publicly-held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. In the event the Shares were no longer listed on the NYSE, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Company. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or reporting on the NYSE. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act because there are currently fewer than 300 holders of record. It would be our intention to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to any second-step merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE would be terminated upon completion of a second-step merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning the Company.

Except for the information contained in the “Special Factors” section, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, the Purchaser, the Information Agent and the Depositary have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of Parent, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Information Agent and the Depositary.

General. The Company is a Delaware corporation with principal executive offices at 2800 East 13th Street, Ames, Iowa 50010, (515) 239-6364. The Company is a global leader in the development, manufacture and marketing of advanced systems for the distribution and control of power in mobile equipment. The Company designs, manufactures and markets hydraulic, electronic, electric, mechanical components, software, and integrated systems that generate, transmit and control power in mobile equipment for sale to manufacturers of highly engineered, off-road vehicles used for agriculture, construction, road building, turf care and material handling, and specialty vehicles. The Company engineers advanced components and systems to enable its customers to produce highly reliable, efficient and innovative mobile equipment vehicles.

The composition of the Company’s business among its three segments is 48.6% Propel, 26.9% Work Function and 24.5% Controls. Propel segment products include hydrostatic transmissions, gear boxes, orbital motors and integrated hydrostatic transaxles. Work Function segment products include steering units, gear pumps and motors, multi-pump assemblies, open circuit pumps and gear boxes. Controls segment products include a complete line of valves, microcontrollers, solenoid-operated valves, joysticks, speed and positions sensors, grade and slope sensors and electric drives. All of the segments’ products are sold into each of the Company’s markets either directly to original equipment manufacturers (“OEMs”) or through distributors to OEMs and the aftermarket.

Financial Information. The following table sets forth summary historical consolidated financial data for the Company as of and for each of the years ended December 31, 2009 and 2008. The selected financial data and the per Share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in the Company Form 10-K. More comprehensive financial information is included in such report (including Management’s Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such report and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of Part II of the Company Form 10-K is hereby incorporated by reference in this Offer to Purchase. The report may be examined and copies may be obtained from the SEC in the manner described under “— Additional Information” below.

	Year Ended
(Dollars in thousands	December 31,	December 31,
except per share data)	2009	2008
Net sales	1,159,031	2,090,513
Cost of sales	1,031,078	1,654,903
Gross profit	127,953	435,610
Research and development	61,418	82,915
Selling, general and administrative	209,713	258,491
Loss on sale of business and asset disposal	16,351	9,604
Impairment charges	50,841	58,208
Total operating expenses	338,323	409,218
Income (loss) from operations	(210,370)	26,392
Nonoperating income (expenses):
Interest expense, net	(48,396)	(24,628)
Loss on early retirement of debt	(15,838)	—
Other, net	3,369	966
Income (loss) before income taxes	(271,235)	2,730
Income taxes	(61,019)	(14,060)
Net loss	(332,254)	(11,330)
Net income attributable to noncontrolling interest, net of tax	(13,512)	(17,811)
Net loss attributable to Sauer-Danfoss Inc.	(345,766)	(29,141)
Net loss per share:
Basic and diluted net loss per common share	(7.15)	(0.60)
Weighted average shares outstanding:
Basic and diluted	48,338	48,226
Cash dividends declared per common share	0.00	0.72

Additional Information. The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

9.	Certain Information Concerning the Purchaser and Parent.

The Purchaser is a Delaware corporation incorporated on December 17, 2009, with principal executive offices at Nordborgvej 81, 6430 Nordborg, Denmark. It was incorporated by Parent for the sole purposes of (i) commencing the Offer, receiving the Shares tendered in the Offer and receiving the cash contributed to it by Parent to purchase such Shares and consummate the Offer and (ii) following consummation of the Offer, in the event that the Danfoss Group owns, directly or indirectly, at least 90% of the outstanding Shares, receiving the Shares contributed by the other Danfoss Group members and consummating a short-form merger with the Company in which the Company is the surviving corporation. The telephone number of the Purchaser’s principal executive offices is 011 45 7488 2222. To date, the Purchaser has engaged in no activities other than those incidental to its formation and the commencement of the Offer. The Purchaser is a wholly owned subsidiary of Parent.

Parent is a corporation organized under the laws of Denmark, with principal executive offices at Nordborgvej 81, 6430 Nordborg, Denmark. The telephone number of its principal executive offices is 011 45 7488 2222. The principal business of Parent is the design, manufacture and sale of industrial products. Its website is located at www.danfoss.com. The information contained on this website is not incorporated by reference herein and does not form a part of this Offer to Purchase.

The name of the entity that controls Parent is Bitten & Mads Clausens Fond, a trust organized under the laws of Denmark. The address of the principal business and the address of the principal office of Bitten & Mads Clausens Fond is Nordborgvej 81, 6430 Nordborg, Denmark and its principal business of is to function as a trust with respect to the securities of the Parent.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent, the Purchaser and Bitten & Mads Clausens Fond, and certain other information, are set forth on Schedule A hereto.

None of Parent, the Purchaser, Bitten & Mads Clausens Fond and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule A to this Offer to Purchase has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

The Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “Special Factors — Section 8 — Dissenters’ Appraisal Rights; Rule 13e-3.”

10.	Source and Amount of Funds.

We estimate that we will need approximately $156 million to purchase all shares of common stock of the Company validly tendered in the Offer, to pay related fees and expenses and to pay consideration for the acquisition of all shares of the Company that are not tendered in the Offer and to satisfy equity awards required to be paid out in connection with the Offer or any second step merger, if any. Parent will provide all of such funds. The Offer is not subject to a financing condition.

Parent plans to obtain the necessary funds through cash on hand and through its revolving credit facility under the Committed Multicurrency Term Loan and Revolving Credit Facilities Agreement, dated as of February 4, 2008, as amended January 4, 2010 (the “Facilities Agreement”), between Parent and Danske Bank A/S, as the lender, under which the lender has committed to providing Parent with term loan and revolving credit facilities in an aggregate amount up to $500,000,000, consisting of a $200,000,000 revolving credit facility and term loan facilities of $160,000,000 and $140,000,000, in each case maturing February 4, 2015. Principal amounts outstanding under each of the facilities accrue interest at LIBOR, CIBOR or EURIBOR, depending on whether the loan is denominated in US dollars, Danish krone or euros, respectively, plus an applicable margin. Interest is due and payable at the end of the applicable interest period which may be one, three, six or twelve months, at the election of Parent. The effective interest rate paid by Parent in 2009 on borrowings under the Facilities Agreement was approximately 7.32%. The Facilities Agreement required the payment by Parent of an up-front fee of 0.080% on the aggregate facility, payable in two equal installments on the signing date and the closing date and requires payment by Parent of a commitment fee calculated quarterly of (i) 35% per annum of the applicable margin on any undrawn portion of the revolving facility and (ii) 40% per annum of the applicable margin at any time on the undrawn amount of the total commitments under the term loan facilities. The Facilities Agreement contains customary representations and warranties regarding Parent and sets forth a number of events of default for, among other things, failure to pay principal or interest, breaches of representations, warranties and covenants and various events relating to cross defaults and the bankruptcy or insolvency of Parent. The Facilities Agreement is not secured and contains no financial covenants but it does contain a number of customary affirmative and negative covenants including limits on Parent’s ability to dispose of assets or create liens on assets.

11.	Dividends and Distributions.

If, on or after December 21, 2009, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on December 21, 2009, of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under “The Offer — Section 12 — Conditions of the Offer,” we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate, including the number or type of securities to be purchased.

If, on or after December 21, 2009, the Company should declare or pay any dividend or other distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to our name, or to our nominee or transferee, on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under “The Offer — Section 12 — Conditions of the Offer,” (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our sole discretion.

12.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any Shares tendered in the Offer and may terminate or amend the Offer if:

(A) prior to the expiration of the Offer, the Majority of the Minority Condition (which is non-waivable) or the 90% Condition (or both) has not been satisfied, or

(B) at any time on or after the date of this Offer to Purchase, and prior to the payment for such Shares, any of the following conditions exist:

(i) there is instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, (a) seeking to make illegal, to restrain or to prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of any second-step merger or other business combination involving the Company, (b) seeking to restrain or prohibit in any material respect the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or a material portion of our business or assets or that of the Company or any of our or the Company’s respective subsidiaries or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or a material portion of our business or assets or that of the Company or any of our or the Company’s respective subsidiaries, (c) seeking to impose or confirm material limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares including, without limitation, the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to the Company’s stockholders or (d) seeking to require divestiture by us or any of our subsidiaries or affiliates of any Shares; or

(ii) any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for Shares, or any second step merger transaction or other business combination involving the Company, by any court, government or governmental authority or agency, domestic, foreign or supranational, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (d) of paragraph (i) above; or

(iii) there shall have occurred and be continuing a Company Material Adverse Effect (as defined below); or

(iv) the Company has (a) split or combined, or authorized the split or combination, of the Shares; (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares; (c) issued or sold, or authorized the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than option, restricted stock or similar grants to existing employees that have been authorized under the Company’s 2006 Omnibus Incentive Plan and any exercise of any such grants); (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company (other than to the Company or a subsidiary of the Company and other than pursuant to options, warrants or similar rights outstanding on the date of this Offer to Purchase); (e) declared or paid any dividend or other distribution on Shares; (f) authorized or publicly announced its intent to enter into or entered into an agreement with respect to or effecting any merger, consolidation, liquidation, dissolution or business combination involving the Company or, to the extent material to the Company and its subsidiaries taken as a whole, any of its subsidiaries (other than any such transaction with Parent, the Purchaser or one of their affiliates); or (g) except as authorized prior to the date of this Offer to Purchase, entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business so as to provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by us or our consummation of any second step merger transaction or other business combination involving the Company.

The term “Company Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, provided, however, that any adverse effect resulting from one of the following shall not be deemed (either alone or in combination) to constitute, and shall not be taken into account in determining whether there has been, such a material adverse change: (1) the announcement or pendency of the Offer or any of the other transactions contemplated by this Offer to Purchase, (2) general economic, market or political conditions in the United States of America or any other nation in which the Company and its subsidiaries has material operations or sales, provided such change does not disproportionately affect the Company, (3) any act of terrorism or war, or any armed hostilities, anywhere in the world, (4) general conditions in the industry or industries in which the Company and its subsidiaries operate, provided such change does not disproportionately affect the Company, (5) any legal proceeding made or brought by any holder of Shares (on any holder’s own behalf or on behalf of the Company) arising out of or related to the Offer or any of the other transactions contemplated by this Offer to Purchase, (6) legal, accounting, investment banking or other fees or expenses incurred in connection with the Offer or any of the other transactions contemplated by this Offer to Purchase or (7) any action taken by the Purchaser or its affiliates.

The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser, in its sole discretion regardless of the circumstances (including any action or omission by any member of the Danfoss Group) giving rise to any such condition, at any time prior to the expiration of the Offer (and thereafter in relation to any conditions to the Offer dependent upon the receipt of governmental or regulatory approvals), provided that the Majority of the Minority Condition is not waivable by us. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of governmental or regulatory approvals). The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Subject to applicable law (including determinations of a court of competent jurisdiction), any determination made by us concerning the events described in this Section 12 shall be final and binding on all parties.

13.	Certain Legal Matters; Regulatory Approvals.

Requirements for a Merger. If following the consummation of the Offer (after contribution by the other members of the Danfoss Group of all Shares held by them to Purchaser) the Purchaser owns 90% or more of the outstanding Shares, we intend to consummate, as soon as reasonably practicable, a second-step merger with the Company in which all outstanding Shares not owned by the Danfoss Group will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer, without interest. Under Delaware Law, if the Danfoss Group owns 90% or more of the outstanding Shares, we would be able to effect a second-step merger under the short-form merger provisions of Delaware Law without a vote of, or prior notice to, the Board or stockholders.

If following the consummation of the Offer the Danfoss Group would not own 90% or more of the outstanding Shares, we will review our options, including determining whether or not to consummate the Offer and evaluating whether or not to pursue a merger or any other transaction with the Company. If we elect to waive the 90% Condition and acquire the tendered Shares, we intend as soon as practicable thereafter to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer provided that (i) we and our affiliates have not otherwise acquired at least 90% of the outstanding Shares of the Company (in which case we would consummate a short-form merger) and (ii) the Company agrees to enter into such a merger agreement with us containing terms and conditions reasonably acceptable to both the Company and us.

Regulatory Approval — General. Based on our examination of publicly available information filed by the Company with the SEC and a review of certain information furnished by the Company to us, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer — Section 12 — Conditions of the Offer.”

U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder (together, the “HSR Act”) by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares by us in the Offer or any second-step merger is subject to such requirements because the Danfoss Group currently owns Shares representing more than 50% of the Company’s outstanding voting securities, which means that the Danfoss Group is in “control” of the Company for purposes of these requirements. Although we do not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer and any second-step merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares by us pursuant to the Offer or any second-step merger or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Danfoss Group or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares by us pursuant to the Offer or any second-step merger will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer or any second-step merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Foreign Antitrust Approvals. The Company and its subsidiaries transact business in a number of additional countries outside of the United States. Under the antitrust or merger control statutes or regulations of certain of these foreign countries, certain acquisition transactions require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. We do not believe that the purchase of Shares by us in the Offer or any second-step merger is subject to such requirements because the Danfoss Group owns, and has owned since 2008, more than 50% of the Company’s outstanding voting securities. Although we do not believe that this transaction is subject to any such statutes or regulations, if any such statutes or regulations were deemed to apply, and any applicable waiting period under foreign antitrust or competition laws has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval or exemption has been obtained or such waiting period has expired. See “The Offer — Section 12 — Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to foreign antitrust approvals.

State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. We do not know whether any of these laws will, by their terms, apply to the Offer or any second-step merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any second-step merger, we believe that there are reasonable bases for contesting the application of such laws.

Certain Litigation. Following the announcement on December 22, 2009, of our intention to make the Offer, four stockholder class action complaints challenging the $10.10 per Share proposal were filed against the Parent, the Company, individual members of the Board and, in three complaints, against the Purchaser and the Chairman Emeritus of the Company. Two of the complaints were filed on December 23, 2009, in the Court of Chancery of the State of Delaware by Kenneth R. Loiselle and Laurie Forrest, respectively. These cases were consolidated by judicial order on January 19, 2010 and Mr. Loiselle and Ms. Forrest will serve as the lead plaintiffs. The other two complaints were filed in the Iowa District Court for Story County by Michelle Freise and John Freise on December 23, 2009, and Scott Crouthamel on February 10, 2010, respectively. Each of the complaints was filed on behalf of the individual plaintiffs and the other minority stockholders of the Company, alleging among other things that (a) the price offered by the Purchaser to acquire the minority interest in the Company is inadequate and (b) the defendants have breached their fiduciary duties owed to the Company’s stockholders. The plaintiffs seek, among other things, preliminary and permanent injunctive relief enjoining the Purchaser’s acquisition of the minority interest in the Company, rescission of the Offer, if consummated prior to the entry of a final judgment, and payment of all damages and costs incurred in connection with the Offer and the filing of the action.

Other. The Company and its subsidiaries conduct business and sell products in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer or any second-step merger, the foreign investment laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, or if any required approvals, waivers or consents are not obtained, or obtained subject to condition, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer — Section 12 — Conditions of the Offer.”

14.	Fees and Expenses.

Under the terms of Ladenburg’s engagement with Parent, Ladenburg received a fixed monthly fee of $50,000 in September 2009 and $37,500 for each subsequent month of the engagement until it is terminated. In addition, Parent has agreed to indemnify Ladenburg and related parties against liabilities relating to or arising out of its engagement.

We have retained The Altman Group, Inc. to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses to be incurred by the Danfoss Group in connection with the Offer:

Financial Advisor Fees and Expenses	$150,000
Filing Fees	$11,500
Legal Fees and Expenses	$750,000
Depositary Costs	$25,000
Information Agent Fees	$20,000
Printing and Mailing Costs	$20,000
Miscellaneous	$10,000
Total	$986,500

The Danfoss Group will also incur fees and expenses in connection with the financing for the Offer and any second-step merger, which cannot be determined as of the date of this Offer to Purchase. In addition, the Company will incur its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred by any other member of the Danfoss Group.

15.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, holders of Shares in the relevant jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act and furnish therein certain additional information with respect to the Offer, including the information required by Rule 13e-3 under the Exchange Act, and we may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under “The Offer — Section 8 — Certain Information Concerning the Company.”

Danfoss Acquisition, Inc.
March 10, 2010

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, THE PURCHASER AND
CONTROLLING STOCKHOLDER OF PARENT

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent, the Purchaser and the controlling stockholder of the Parent, Bitten & Mads Clausen Fond, are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. The business address of each such person is Nordborgvej 81, 6430 Nordborg, Denmark, unless indicated otherwise. Directors are identified by an asterisk. Unless otherwise indicated, all directors and officers listed below are citizens of Denmark.

PARENT

Name	Current Principal Occupation or Employment and Five-Year Employment History

Jorgen M. Clausen*
Mr. Clausen serves as the Chairman of Parent. In October 2008, he retired as President and Chief Executive Officer of Parent. He has been a director of the Company since May 2000, Chairman of the Company since May 2004, and prior to that served as Vice Chairman of the Company from 2000 to 2004. He is also a director of the Bitten & Mads Clausen Fond.

Hans Michael Jebsen*
Mr. Jebsen has been a board member of Parent since 2005. He joined Jebsen & Co. Ltd, a diversified marketing, manufacturing and distribution services company with operations in Europe and Asia, in 1981, and became Chairman in 2000. He has been a board member of Hysan Development Co Ltd. since 1994 and The Wharf (Holdings) Ltd. since 2004. He has also been a director of the Bitten & Mads Clausen Fond since 2006.

William E. Hoover*
Mr. Hoover serves as a director of Parent. Mr. Hoover worked for McKinsey & Co., a management consulting firm, for approximately 30 years until July 2007. Mr. Hoover serves on the boards of directors of the Company, GN Great Nordic, a Danish manufacturer of hearing instruments that is listed on the Copenhagen Stock Exchange, and NorthStar Battery, a privately owned firm that makes batteries for mobile base stations. He is the Vice Chairman of the GN Great Nordic board.

Kasper Rørsted*
Mr. Rørsted has been the Chief Executive Officer of the Henkel Management AG, Human Resources / Infrastructure Services since April 2008. Prior to that, he was Vice Chairman of the Management Board of Henkel KGaA and Executive Vice President Human Resources / Infrastructure Services (from April 2007 to April 2008) and Executive Vice President Human Resources / Purchasing / Information Technologies / Infrastructure Services of Henkel KGaA (2005-2007).

Peter M. Clausen*
Mr. Clausen has served as the Chairman of the Board of Bitten & Mads Clausen Fond since July 1986 and served as Senior Vice President of Parent until March 2009. He worked as an executive in Parent’s High Pressure Systems department from 1992 through 2009. Mr. Clausen has or currently serves on the boards of several companies, including: Parent (since April 1993); Danish Clean Water Holding A/S, Manager and Board Member (since July 2008); PP Energy ApS (since September 2003); iTools ApS, chairman of the board (since September 2009) and board member (from March 2004 to September 2009); iDrape A/S, chairman of the board (since February 2009) and board member (from September 2003 to February 2009); and Sønderborg Havneselskab A/S, chairman of the board (since November 2006).

Arno Knopfli*
Mr. Knopfli has been employed as an Engineer and Business Developer with Parent since August 1982. He has also served on the boards of Bitten & Mads Clausen Fond and Parent as a staff representative since April 1991 and May 1990, respectively. Mr. Knopfli was a board member of Orthobiologics A/S from April 2006 to May 2009.

Jens Peter Rosendah Nielsen*	Mr. Nielsen has been employed as a conveyor with Parent since 1979. He has also served on the boards of Bitten & Mads Clausen Fond and Parent since April 2006 as a staff representative.

Svend Aage Hansen*
Mr. Hansen has served as an HR Consultant to Parent since 2006. He has also served on the boards of Bitten & Mads Clausen Fond and Parent since April 2008 as a staff representative. From September 1984 to March 2006, Mr. Hansen worked in various skilled worker capacities for Parent.

Niels B. Christiansen
Mr. Christiansen was appointed President and Chief Executive Officer of Parent in October 2008. From November 2004 through November 2006, he served as Executive Vice President and Chief Operating Officer and, from 2007 through October 2008, he served as Vice Chief Executive Officer of Parent. Mr. Christiansen has been a director of the Company since July 2008 and serves as co-Vice Chairman of the Company’s Board.

Kim Fausing
Mr. Fausing has been Executive Vice President and Chief Operating Officer of Parent since January 2008. In 2007, Mr. Fausing became a divisional president of Parent, having previously worked at Hilti Corporation, a privately owned manufacturer of construction and engineering products, from 1990 through 2007. He served in various positions at Hilti from 1990 through 2003, and as a Division President and Member of its Executive Committee from 2003 through 2007. He has been a director of the Company since 2008.

Nis Storgaard
Mr. Storgaard was appointed in November 2009 as the Executive Vice President & Chief Development Officer of Parent. He has worked in various positions at Parent since 1991, including as President of the Heating Division with the responsibility for managing five business units.

CONTROLLING STOCKHOLDER OF PARENT, BITTEN & MADS CLAUSENS FOND

Name	Current Principal Occupation or Employment and Five-Year Employment History

Jorgen M. Clausen*	See information above.

Peter M. Clausen*	See information above.

Hans Michael Jebsen*	See information above.

Bente Skibsted* Route de Savuit 1095 Lutyr/VD Switzerland	Ms. Skibsted has served on the board of Bitten & Mads Clausens Fond since July 1986. She also served as a member of the board of Parent from June 1986 to April 2008. She is not currently employed.

Hans Kirk* Havbo 5 Høruphav, 6470 Sydals Denmark
Mr. Kirk retired from Parent as its Executive Vice President and Chief Development Officer in December 2007 after working for Parent in various capacities since January 1979. He also served on Parent’s executive committee from 1995 through 2007. Mr. Kirk has or currently serves on the boards of the following companies: Bitten & Mads Clausens Fond (since September 2004); Niras Fond, chairman of the board (since May 2009); Diramo A/S, chairman of the board (since June 2008); BMC Ventures A/S, chairman of the board (since June 2008); Sønderborg Havneselskab A/S, vice-chairman of the board (since November 2006); Orthobiologics A/S, chairman of the board (since April 2006) and board member (from October 2001 to April 2006); and Niras A/S, chairman of the board (from October 2000 to May 2009). Additionally, during Mr. Kirk’s tenure with Parent, he served on the boards of directors of several entities that were affiliated with Parent, including serving on the Board of the Company from May 2000 until June 2008.

Jens Peter Toft* Steen Blichers Vej 19 3460 Birkerød
Mr. Toft has served as manager of Toft Advice ApS since January 2009. Mr. Toft has also served as manager of Selskabet af 11. since December 2008. Previous to that he served as Vice President of Danske Bank (Danske Markets). Mr. Toft has served or currently serves on the boards of the following companies: M. Goldsmith Holding ApS (since November 2009); Bitten & Mads Clausens Fond (since April 2009); Mols-linien A/S (since April 2009); Solar A/S (since April 2009); Mipsalus ApS, chairman of the board (since December 2008); Mipsalus Holding ApS, chairman of the board (since December 2008)); Bottomline Communications A/S (since May 2008); Fåmandsforeningen Danske Invest Institutional (since April 2008); Investeringsforeningen Danske Invest (since April 2008); Investeringsforeningen Danske Invest Almenbolig (since April 2008); Investeringsforeningen Danske Invest Select (since April 2008); Placeringsforeningen Profil Invest (since April 2008); Specialforeningen Danske Invest (since April 2008); Imerco A/S (from September 2007 to August 2009); Proark Energy A/S (from March 2008 to April 2009); Skousen Husholdningsmaskiner A/S (in November 2008); and Danske Invest Management A/S (from April to May 2008).

Jens Peter Rosendahl Nielsen*	See information above.

Svend Aage Hansen*	See information above.

Arno Knopfli*	See information above.

Per Egebæk Have
Mr. Have has served as CFO of Parent since November 2009 and has been President of the Bitten and Mads Clausen Fond since 2007. Since November 2009 he has served as a director of the Company. From 2006 to 2007, Mr. Have was Senior Vice President, Refrigeration & Air Conditioning Division of Parent, and from 2002 to 2005 he was Vice President, Corporate Finance at Parent. Mr. Have has or currently serves on the boards of the following companies; BMC Ventures A/S (since June 2008); BMC Invest A/S (since May 2007); Skako Industries A/S (since April 2009); SPH Byg A/S, chairman of the board (since January 2009); Diramo A/S (since June 2008); Jacobsen Pharma Consultancy ApS (since June 2007); SPH Sanitet A/S (since January 2005); SPH Motor A/S, board member (since July 2002); and Danfoss Universe A/S, vice-chairman of the board (since August 2009).

PURCHASER

Name	Current Principal Occupation or Employment and Five-Year Employment History

Anders Stahlschmidt*
Mr. Stahlschmidt has served Parent as its General Counsel since 2006 and as corporate counsel since 2000. Mr. Stahlschmidt has served as a director of Strecon A/S since June 2008 and is the chairman of its board of directors. Additionally, Mr. Stahlschmidt serves on the boards of directors of several subsidiaries of Parent.

Niels B. Christiansen	See information above.

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the ownership of Shares as of March 8, 2010, by Parent and, to the knowledge of Parent, certain related persons, including the officers and directors of the Company, and the securities transactions by those persons of Shares during the 60 days prior to March 8, 2010:

	Securities Ownership
Person	Number		Percent (1)(2)	Securities Transactions in Past 60 Days
Danfoss A/S (Parent)	36,629,787	(3)	75.7	—
Danfoss Acquisition, Inc. (Purchaser)	—		*	—
Jorgen M. Clausen	71,500		*	—
Niels B. Christiansen	3,000		*	—
Frederik Lotz	3,000		*	—
Hans Michael Jebsen	—		*	—
William E. Hoover	3,000		*	—
Kasper Rørsted	—		*	—
Peter M. Clausen	—		*	—
Arno Knopfli	—		*	—
Jen Peter Nielsen	—		*	—
Svend Aage Hansen	—		*	—
Kim Fausing	3,000		*	—
Nis Storgaard	—		*	—
Hans Kirk	10,560		*	8,550	(4)
Bente Skibsted	—		*	—
Jens Peter Toft	—		*	—
Per Egebæk Have	—		*	—
Charles Kells Hall	24,242		*	—
Steven Wood	10,500		*	—
Sven Murmann	14,500		*	—
Joe Loughrey	15,500		*	—
Johannes F. Kirchhoff	14,900		*	—
Jesper V. Christensen	—		*	—
Wolfgang Schramm	18,365		*	—
Henrik Krabsen	13,682		*	—
Charles M. Cohrs	4,120		*	—
Timothy P. Hansen	3,882		*	—
Kenneth D. McCuskey	27,484		*	—
Klaus Murmann	7,500		*	—
Sven Ruder	1,500		*	—
Anders Stahlschmidt	—		*	—
Purchaser and certain affiliates and individuals as a group	36,880,022		76.2	—

* Less than 1%.

(1)	Based on 48,389,406 outstanding shares of the Company’s common stock as of March 1, 2010.

(2)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

(3)
Consists of 18,241,962 shares of the Company’s common stock that are held by Danfoss Murmann Holding A/S, a wholly owned subsidiary of Parent, which has a business address of Nordborgvej 81, 6430 Nordborg, Denmark.

(4)	On December 23, 2009, Mr. Kirk sold 8,550 Shares at a price of $11.275 per Share in a regular broker transaction on the NYSE.

SCHEDULE C

GENERAL CORPORATION LAW OF DELAWARE
SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SCHEDULE D

Acquisition Premiums Review - Acquisitions of 25% or less
($ in millions)

Cash Acquisitions of balance of minority interest by majority shareholders
						Premiums
Date	Target	Ticker	Status	Industry	Percentage Sought	1 Day	1 Week	1 Month

14-Dec-09	Santander Bancorp	NYSE:SBP	Pending	Regional Banks	9.40%	2.34%	4.26%	11.67%
18-Nov-09	Aristotle Corp.	NasdaqGM:ARTL	Closed	Distributors	9.40%	1.10%	-0.63%	2.80%
10-Nov-09	Nucryst Pharmaceuticals Corporation	NasdaqCM:NCST	Pending	Healthcare Supplies	25.00%	77.00%	77.00%	76.29%
14-Oct-09	Digital Lightwave Inc.	OTCBB:DIGL	Pending	Communications Equipment	8.91%	0.02%	10.02%	37.52%
29-Jul-09	OSG America L.P.	NYSE: OSP	Closed	Oil and Gas Storage and Transportation	22.90%	41.38%	56.49%	53.67%
25-Mar-09	Hearst Television, Inc.	NYSE: HTV	Closed	Broadcasting	18.01%	115.33%	150.02%	157.17%
23-Mar-09	Cox Radio, Inc.	NYSE: CXR	Closed	Broadcasting	21.60%	45.43%	47.67%	-6.26%
18-Mar-09	Logility Inc.	NasdaqGM: LGTY	Closed	Application Software	12.13%	44.17%	49.38%	50.99%
26-Jun-08	Five Star Products, Inc.	OTC BB: FSPX.OB	Closed	Construction Materials	25.00%	33.33%	33.33%	14.29%
28-Feb-08	GS AgriFuels Corporation	OTCBB: GSGF	Closed	Industrial Machinery	10.00%	9.89%	19.05%	25.00%
13-Dec-07	Spacelabs Healthcare, Inc.	AIM:SLAB	Closed	Healthcare Equipment	9.30%	-1.38%	3.81%	23.28%
23-Feb-07	Refac Optical Group	AMEX: REF	Closed	Specialty Stores	10.00%	50.38%	56.25%	52.28%
22-Feb-07	Great American Financial Resources Inc.	NYSE:GFR	Closed	Life and Health Insurance	19.00%	13.22%	14.97%	11.77%
03-Nov-06	Aegis Communications Group Inc.	OTC BB: AGIS	Closed	Office Services and Supplies	5.16%	4.21%	6.43%	6.43%
31-Jul-06	TIMCO Aviation Services, Inc.	OTC BB: TMAV	Closed	Aerospace and Defense	10.88%	12.68%	23.08%	21.21%
27-Apr-06	Erie Family Life Insurance Co.	OTCBB: ERIF	Closed	Life and Health Insurance	24.87%	2.41%	1.76%	1.60%
17-Feb-06	Net2Phone Inc.	NasdaqGM:NTOP	Closed	Internet Software and Services	17.50%	0.49%	0.99%	0.00%
27-Sep-05	Northland Cranberries Inc.	OTC: NRCNA	Closed	Packaged Foods and Meats	18.42%	-43.34%	-40.94%	-39.58%
12-Sep-05	Coolsavings, Inc.	NasdaqGM:CSAV	Closed	Internet Software and Services	14.50%	61.88%	61.88%	45.96%
14-Apr-05	USHEALTH Group Inc.	NasdaqGM:USHE	Closed	Life and Health Insurance	7.00%	-22.57%	-13.97%	-38.06%
25-Mar-05	Calprop Corp.	OTCBB:CLPO	Closed	Homebuilding	17.00%	157.99%	130.35%	239.47%

Number of transactions				21	Total
					High	158.0%	150.0%	239.5%
					Mean	28.9%	32.9%	35.6%
					Median	12.7%	19.1%	21.2%
					Low	-43.3%	-40.9%	-39.6%

Note:
From January 2005 through December 2009, transactions announced, closed or effective, excludes Pink Sheet companies. Closed deal premiums represent final premium to unaffected price, pending premiums represent current offer price.

Sources of information: CapitalIQ.

Acquisition Premiums Review - Acquisitions of 50% or less
($ in millions)

Cash Acquisitions of balance of minority interest by majority shareholders

						Premiums
Date	Target	Ticker	Status	Industry	Percentage Sought	1 Day	1 Week	1 Month

14-Dec-09	Santander Bancorp	NYSE:SBP	Pending	Regional Banks	9.40%	2.34%	4.26%	11.67%
23-Nov-09	FortuNet, Inc	NasdaqGM:FNET	Pending	Casinos and Gaming	25.22%	32.80%	29.76%	24.98%
18-Nov-09	Aristotle Corp.	NasdaqGM:ARTL	Closed	Distributors	9.40%	1.10%	-0.63%	2.80%
10-Nov-09	Nucryst Pharmaceuticals Corporation	NasdaqCM:NCST	Pending	Healthcare Supplies	25.00%	77.00%	77.00%	76.29%
03-Nov-09	Landry's Restaurants Inc.	NYSE:LNY	Pending	Restaurants	44.90%	37.08%	30.07%	43.48%
14-Oct-09	Digital Lightwave Inc.	OTCBB:DIGL	Pending	Communications Equipment	8.91%	0.02%	10.02%	37.52%
04-Sep-09	Odyssey Re Holdings Corp.	TSX: FFH; NYSE: FFH	Closed	Reinsurance	27.40%	29.40%	29.71%	39.63%
29-Jul-09	OSG America L.P.	NYSE: OSP	Closed	Oil and Gas Storage and Transportation	22.90%	41.38%	56.49%	53.67%
12-Jul-09	iBasis Inc.	NasdaqGM: IBAS	Closed	Alternative Carriers	43.67%	130.78%	115.84%	109.80%
25-Mar-09	Hearst Television, Inc.	NYSE: HTV	Closed	Broadcasting	18.01%	115.33%	150.02%	157.17%
23-Mar-09	Cox Radio, Inc.	NYSE: CXR	Closed	Broadcasting	21.60%	45.43%	47.67%	-6.26%
18-Mar-09	Logility Inc.	NasdaqGM: LGTY	Closed	Application Software	12.13%	44.17%	49.38%	50.99%
09-Feb-09	Galaxy Nutritional Foods Inc.	OTCBB: GXYF	Closed	Packaged Foods and Meats	46.88%	111.75%	79.98%	43.99%
15-Jan-09	Hiland Holdings GP LP	NasdaqGS:HPGP	Closed	Oil and Gas Storage and Transportation	39.20%	21.21%	-13.98%	29.55%
30-Jul-08	Zones, Inc.	NasdaqGM:ZONS	Closed	Technology Distributors	48.92%	15.89%	-6.67%	-10.61%
21-Jul-08	Genentech, Inc.	NYSE: DNA	Closed	Biotechnology	44.20%	16.11%	26.01%	27.07%
26-Jun-08	Five Star Products, Inc.	OTC BB: FSPX.OB	Closed	Construction Materials	25.00%	33.33%	33.33%	14.29%
26-Apr-08	UnionBanCal Corp.	NYSE: UB	Closed	Regional Banks	35.07%	38.63%	44.72%	46.98%
05-Mar-08	Nationwide Financial Services, Inc.	NYSE: NFS	Closed	Life and Health Insurance	37.38%	28.33%	17.96%	18.95%
05-Mar-08	Atari, Inc.	NASDAQ: ATAR	Closed	Home Entertainment Software	48.61%	0.00%	0.00%	29.24%
28-Feb-08	GS AgriFuels Corporation	OTCBB: GSGF	Closed	Industrial Machinery	10.00%	9.89%	19.05%	25.00%
13-Dec-07	Spacelabs Healthcare, Inc.	AIM:SLAB	Closed	Healthcare Equipment	9.30%	-1.38%	3.81%	23.28%
22-Apr-07	Optical Communication Products Inc.	NasdaqGM:OCPI	Closed	Communications Equipment	41.90%	19.57%	20.44%	21.32%
23-Feb-07	Refac Optical Group	AMEX: REF	Closed	Specialty Stores	10.00%	50.38%	56.25%	52.28%
22-Feb-07	Great American Financial Resources Inc.	NYSE:GFR	Closed	Life and Health Insurance	19.00%	13.22%	14.97%	11.77%
24-Jan-07	21st Century Insurance Group	NYSE: TW	Closed	Property and Casualty Insurance	39.21%	34.64%	31.19%	24.86%
19-Nov-06	TD Banknorth	NYSE:BNK	Closed	Regional Banks	43.00%	6.52%	8.97%	9.11%
03-Nov-06	Aegis Communications Group Inc.	OTC BB: AGIS	Closed	Office Services and Supplies	5.16%	4.21%	6.43%	6.43%
06-Oct-06	NetRatings, Inc.	NASDAQ:NTRT	Closed	Internet Software and Services	40.36%	44.05%	47.59%	41.62%
30-Aug-06	Hemscott Group Limited	AIM:HEM	Closed	Internet Software and Services	26.60%	32.56%	32.56%	35.09%
31-Jul-06	TIMCO Aviation Services, Inc.	OTC BB: TMAV	Closed	Aerospace and Defense	10.88%	12.68%	23.08%	21.21%
27-Apr-06	Erie Family Life Insurance Co.	OTCBB: ERIF	Closed	Life and Health Insurance	24.87%	2.41%	1.76%	1.60%
17-Mar-06	William Lyon Homes	NYSE: WLS	Closed	Homebuilding	25.50%	44.27%	50.82%	27.36%
13-Mar-06	Chaparral Resources Inc.	OTCBB: CHAR	Closed	Oil and Gas Exploration and Production	40.00%	9.43%	10.48%	14.85%
21-Feb-06	Lafarge North America, Inc.	NYSE: LAF	Closed	Construction Materials	46.80%	3.83%	4.34%	46.58%
17-Feb-06	Net2Phone Inc.	NasdaqGM:NTOP	Closed	Internet Software and Services	17.50%	0.49%	0.99%	0.00%
07-Feb-06	MPW Industrial Services Group, Inc.	Nasdaq: MPWG	Closed	Diversified Support Services	41.00%	32.12%	37.10%	24.39%
17-Jan-06	Dreyer's Grand Ice Cream Holdings Inc.	NasdaqGM:DRYR	Closed	Packaged Foods and Meats	32.60%	0.02%	0.03%	0.39%
01-Dec-05	Foodarama Supermarkets Inc.	AMEX:FSM	Closed	Food Retail	49.00%	43.24%	37.48%	35.72%
27-Sep-05	Northland Cranberries Inc.	OTC: NRCNA	Closed	Packaged Foods and Meats	18.42%	-43.34%	-40.94%	-39.58%
12-Sep-05	Coolsavings, Inc.	NasdaqGM:CSAV	Closed	Internet Software and Services	14.50%	61.88%	61.88%	45.96%
06-Sep-05	7-Eleven, Inc.	NYSE:SE	Closed	Food Retail	27.30%	6.83%	34.59%	17.92%
08-Jul-05	Cruzan International Inc.	AMEX:RUM	Closed	Distillers and Vintners	36.40%	12.50%	9.17%	8.13%
14-Apr-05	USHEALTH Group Inc.	NasdaqGM:USHE	Closed	Life and Health Insurance	7.00%	-22.57%	-13.97%	-38.06%
25-Mar-05	Calprop Corp.	OTCBB:CLPO	Closed	Homebuilding	17.00%	157.99%	130.35%	239.47%
24-Mar-05	Redwood MicroCap Fund Inc.	NasdaqGM:RWMC	Closed	Asset Management and Custody Banks	25.49%	158.07%	158.07%	166.67%

Number of transactions				46	Total
					High	158.1%	158.1%	239.5%
					Mean	32.9%	33.2%	35.3%
					Median	24.8%	27.9%	25.0%
					Low	-43.3%	-40.9%	-39.6%

Note:
From January 2005 through December 2009, transactions announced, closed or effective, excludes Pink Sheet companies. Closed deal premiums represent final premium to unaffected price, pending premiums represent current offer price.

Sources of information: CapitalIQ.

SCHEDULE E

MANAGEMENT PROJECTION 2010 – 2012
PROJECT Saturn
Sauer-Danfoss Inc. and Subsidiaries (the Company)

The Management Projection 2010 – 2012, the February Update of the management projection as well as other material provided, contain certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. Readers should bear in mind that past experience may not be a good guide to anticipating actual future results. The economies in the U.S., Europe, and Asia-Pacific continue to suffer from the global recession and credit crisis, continued weakness in the housing and residential construction markets, weakness in the commercial and public-sector construction markets, mounting job losses, and uncertainty surrounding the effects of government fiscal stimulus plans, interest rates, and crude oil prices. Although the U.S. economy is showing signs of improvement, it appears that the worldwide economic recession will continue throughout 2010. A prolonged downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations. Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company’s cost-reduction and productivity improvement efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the ability and willingness of Danfoss A/S, the Company’s majority stockholder, to lend money to the Company at sufficient levels and on terms favorable enough to enable the Company to meet its capital needs; the Company’s ability to access the capital markets or traditional credit sources to supplement or replace the Company’s borrowings from Danfoss A/S if the need should arise; the Company’s ability over time to reduce the relative level of debt compared to equity on its balance sheet; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the current credit crisis; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The management projection was prepared in short time between January 6th, 2010 and January 12th, 2010 on request of the chairman of the special committee of the Board of Directors of Sauer-Danfoss. It is built on information available from prior discussions amongst others in Project Caravan. But some information had to be added on short notice. Whereas the projection reflects management opinion based on the data available, the Company cautions the reader that this short time span may also lead to individual assumptions needing further review or revision. The forecast 2009 used in the Management Projection is different from the latest Forecast provided. These differences are not material for the projection.

The management projection was revised between February 22nd and March 1st, 2010 based on new information received from customers and competitors as well the increased order entry experienced in January.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this management projection.

Project Saturn
Summary Management Forecast: Sauer-Danfoss Consolidated
Revision of 2010 Projection Based on February Forecast
($ in millions)

Key Assumptions
Sales	■
Sales growth projection for 2010 increased from 8% (range 5-15%) in January to 16% (range 10-20%) in February based on strong order intake and management review on February 22nd. No new information available that would suggest a change to the outlook for 2012. Management rationalised the sales for 2011 based on 2010 and 2012.

Gross Profit	■
The projection for contribution for February through December 2010 have not changed. However in January we had a very favorable contribution based on good mix and favorable one-time items. Therefore the contribution projection for the whole year increases to 39.1%. 2010 assumptions for fixed cost are unchanged except for a reclassification to Operating expenses of 1.8 Mio. For 2011 the contribution rate and the absolute fixed and operating costs were confirmed unchanged.

EBIT	■
2010 operating cost increased in the February forecast by 6.6 Mio. This consists of 1.8 Mio reclassification from Fixed, 3 Mio cost related to the tender offer and higher cost for STIP because of higher EBIT.

CapEx	■	Small change in the amount
NWC	■	Assumptions are unchanged

					February	February	February	January	January	January
	2006	2007	2008	2009	2010	2011	2012	2010	2011	2012

Total Sales	1,739.0	1,972.5	2,090.5	1,159.0	1,340.0	1,433.8	1,554.8	1,250.0	1,372.5	1,554.8
Sales growth		13%	6%	-45%	16%	7%	8%	8%	10%	13%
Contribution	658.5	705.2	755.8	401.6	524.4	564.9	620.4	482.7	540.2	620.3
% of Sales	37.9%	35.8%	36.2%	34.7%	39.1%	39.4%	39.9%	38.6%	39.4%	39.9%

Fixed Costs	248.8	267.8	309.0	249.0	216.8	217.6	225.8	218.6	217.6	225.8
% of Sales	14.3%	13.6%	14.8%	21.5%	16.2%	15.2%	14.5%	17.5%	15.9%	14.5%

Gross Profit	409.7	437.4	446.8	152.6	307.6	347.3	394.6	264.1	322.6	394.5
% of Sales	23.6%	22.2%	21.4%	13.2%	23.0%	24.2%	25.4%	21.1%	23.5%	25.4%

Sales & Marketing	86.9	97.1	109.6	82.1	80.0	83.4	88.1	78.3	83.4	88.1
Research & Development	61.8	70.6	83.0	61.4	56.0	58.3	63.4	54.0	58.3	63.4
General & Administration	127.8	136.7	143.8	104.2	115.9	129.6	135.2	113.0	129.6	135.2
Total Operating Costs	276.5	304.4	336.4	247.7	251.9	271.3	286.7	245.3	271.3	286.8
% of Sales	15.9%	15.4%	16.1%	21.4%	18.8%	18.9%	18.4%	19.6%	19.8%	18.4%

EBIT (Excl. Other, Restr.)	133.2	133.0	110.4	-95.1	55.7	76.0	107.9	18.8	51.3	107.8
% of Sales	7.7%	6.7%	5.3%	-8.2%	4.2%	5.3%	6.9%	1.5%	3.7%	6.9%
Depreciation	93.0	100.1	110.9	115.3	103.0	95.6	93.9	103.0	95.6	93.9

EBITDA	226.2	233.1	221.3	20.2	158.7	171.6	201.8	121.8	146.9	201.7
% of Sales	13.0%	11.8%	10.6%	1.7%	11.8%	12.0%	13.0%	9.7%	10.7%	13.0%

CapEx	116.2	135.2	198.4	43.0	29.9	40.9	47.0	30.3	40.9	47.0
	6.7%	6.9%	9.5%	3.7%	2.2%	2.9%	3.0%	2.4%	3.0%	3.0%
Net Working Capital	390.1	469.5	417.0	231.8	260.0	262.4	269.0	242.5	250.9	269.4
	22.4%	23.8%	19.9%	20.0%	19.4%	18.3%	17.3%	19.4%	18.3%	17.3%
Memo:
Pre-Tax Restructuring Costs	15.4	9.8	15.1	58.8	6.3	0.0	0.0	5.9	0.0	0.0
Loss on Sale of Business	0.0	9.0	8.4	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Other Income (Expense)	-7.3	-4.0	-59.5	-53.1	0.2	0.0	0.0	-0.1	0.0	0.0
Potential Restructuring Cost						6.0	6.0		6.0	6.0
Potential Restructuring Benefits							3.0			3.0

General Assumptions for Sauer-Danfoss 3 year Financial Projection 2010 - 2012

Differences of assumptions between Budget 2010 and the projection for 2010.

Sales around 50 Mio above budget. This creates an additional 20 Mio Contribution.
This will mean STIP programmes (3 Mio) and matching employee bonus programmes will get paid out (3 Mio).
In order to cover the higher sales Fixed cost are increased by 1 Mio.
This means EBIT is 13 Mio higher then budget.
Depreciation is calculated 7 Mio lower then budget.
EBITDA is 6 Mio higher then budget.

Assumptions for 2011 to 2012

Sales grow by 305 Mio USD - at around 40% Contribution this has a volume impact of						117	Mio USD

Contribution

The contribution increases by 1.3% between 2010 and 2012. This equals a result improvement of:						20	Mio USD
Major Drivers are:
Savings p.a.			2011	2012
Project Phoenix in Motors & Steering (4,2%)					12	Mio USD
Carry In Savings of move Small Motors to Poland			2.2
Reduction of Product Complexity			0.9	0.9
Carry In Savings of OSP Housing project			0.5
Vertical Integration / Outsourcing			1.0	1.0
Net effect of procurement and pricing activities			1.9	3.6
			6.5	5.5
Contribution Improvement in the Controls Division (0,8%)					3	Mio USD
Portfolio Rationalization of HIC/Cartridge Valves			0.5	1.2
Harvesting of Plus1 - Increase of technical sales			0.2	0.2
Net effect of procurement and pricing activities			0.5	0.5
Contribution improvement in OC BU (5,3%)					3	Mio USD
Product Mix improvements thru pricing and phase out			1.0	1.0
Outsourcing of gear production to Varroc in India			0.5	0.5
Contribution improvement in Propel Division (0,4%)					3	Mio USD
Reduction of start up variances H1P			2.0	1.0
Contribution Reduction at Hydro-Gear (1,9%)					-3	Mio USD
Price pressure thru new competition products			-3.0

Fixed Cost increase	from 2010:	219	to 2012:	226		-7	Mio USD

Inflation	70% of 110 * 3% * 2 years				5	Mio USD
Carry in effect of closure of Lawrence					-1	Mio USD
Carry In Headcount Reductions Motors					-1	Mio USD
Carry In of move of small motors to Poland					-2	Mio USD
Depreciation					-9	Mio USD
Recovery vs low spending on training, travel, building etc.					7	Mio USD
Spending growth incl. Headcount increase				10%	8	Mio USD

OPEX increase from:	from 2010:	245	to 2012:	287		-41	Mio USD

Inflation	80% of 234 * 3% * 2 years				11	Mio USD
STIP is projected at 50% in 2010 and projected at 100% in 2012					3	Mio USD
LTIP is budgeted 0 in 2010 and projected at 100% in 2012					9	Mio USD
Recovery vs low spending on training, travel etc.					5	Mio USD
Spending growth incl. Headcount increase				7%	13	Mio USD

			Total result improvement 2010 to 2012:			89	Mio USD

Restructuring
Managements opinion is that there will be restructuring in the period.
Restructuring previously discussed in the September board meeting is left out of the calculation.
Initial calculations for the consolidation of the HIC plants and the OC aluminium products plants show cash outlays in the range of 5-7 Mio USD each and payback of around 2 years.
Motors project Phoenix phase 2 is not decided yet and therefore not included in the picture.
The cost associated with the potential consolidation of the Slovakian plants is not included.

Sales Assumptions

Growth Factors in %	2010	2011	2012	CAGR	Total Growth
Europe (incl. India, CIS)	4	5	6	5.0%	15.8%
Americas	6	7	12	8.3%	27.0%
China	10	14	16	13.3%	45.5%
Other APAC	4	5	6	5.0%	15.8%
Market	5.3	6.5	9.0	7.0%	22.4%
FX changes	2			0.7%	2.0%
New Products and Win / Loss	1.1	3.3	4.3	2.9%	8.9%
Total	8.4	9.8	13.3	10.5%	35.0%

Sales Development

	2009	Market	NP and W/L	FX	2010	Market	NP and W/L	2011	Market	NP and W/L	2012
Europe (incl. India, CIS)	495.0	19.8		19.8	534.6	26.7		561.3	33.7		595.0
Americas	487.0	29.2			516.2	36.1		552.4	66.3		618.6
China	95.0	9.5			104.5	14.6		119.1	19.1		138.2
Other APAC	78.0	3.1			81.1	4.1		85.2	5.1		90.3
NP and W/L	0.0	0.0	13.6	0.0	13.6	0.0	40.9	54.5	0.0	58.2	112.7
	1,155.0	61.6	13.6	19.8	1,250.0	81.6	40.9	1,372.5	124.1	58.2	1,554.8

Project Saturn
Review of Projection based on February forecast

Review on February 22 and 23

On February 22 and 23, 2010 the Sauer-Danfoss Leadership Team reviewed the February forecast. Based on a review of order intake, information from markets and customers it was decided to change the guidance for sales growth for 2010 from 8% in January to 16% (a range of 10-20%) in February. It was decided to increase the sales forecast for 2010 from 1.250 Mio USD in January to 1.340 Mio USD.

The projection for contribution for February through December was not changed. However in January we had a very favorable contribution based on good mix and favorable one-time items. Therefore the contribution projection for the whole year was increased to 39.1%.

Assumptions for fixed cost and operating costs were reviewed. The basic assumptions were maintained with 2 exceptions. The February forecast includes 3 Mio USD for management consultancy related to the tender offer and an additional amount for incentive payout.

Management reviewed the forecast, and based on this information increased the forecast for EBIT, before restructuring and other income from 18.8 Mio USD in January to 55.7 Mio USD in February.

Management at this moment in time has no information that supports altering the projection for 2012.

Further Review on March 1

Based on the request of the special committee the Sauer-Danfoss Leadership Team reviewed the projection on March 1st. Management verified the sales outlook for 2012 as representing the information available at this moment in time. Based on the updated 2010 and unchanged 2012 outlook management rationalized the sales outlook for 2011. For 2011 the contribution rate and the absolute fixed and operating costs were confirmed unchanged.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

By Facsimile:
(For Eligible Institutions Only)
(718) 234-5001
Confirm Facsimile Transmission:
(718) 921-8317

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its addresses and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1200 Wall Street West, 3rd Floor
Lyndhurst, New Jersey 07071

Bank and Brokers Call: (201) 806-7300
All others call (877) 896-3190 Toll-Free